Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PISCES MIDCO, INC.,

PISCES MERGER SUB, INC.

and

PLY GEM HOLDINGS, INC.

Dated as of January 31, 2018

TABLE OF DEFINED TERMS

Term	Section

Acceptable Confidentiality Agreement	5.8
affiliates	3.7
Agreement	Preamble
Alternative Financing	5.14(a)
Appraisal Shares	1.6
associates	3.7
Bankruptcy and Equity Exception	2.3(a)
Board Recommendation	2.3(d)
Book-Entry Shares	1.7(b)
Certificate	1.7(b)
Certificate of Merger	1.2(b)
Closing	1.2(a)
Closing Date	1.2(a)
Committed Lenders	3.5
Company	Preamble
Company Adverse Recommendation Change	5.8(d)
Company Board	Recitals
Company Charter Documents	2.1(b)
Company Common Stock	Recitals
Company Disclosure Letter	2
Company Employee Plans	2.9(a)
Company Employees	5.1(a)
Company Financial Advisor	2.18
Company Financial Statements	2.5(b)
Company Intellectual Property	2.14(b)
Company Material Adverse Effect	Appendix
Company Material Contracts	2.16(a)
Company Preferred Stock	2.2(a)
Company Related Parties	7.3(e)
Company SEC Reports	2.5(a)
Company Subsidiaries	2.4(a)
Company Subsidiary	2.4(a)
Confidentiality Agreement	5.7(b)
D&O Insurance	5.9(c)
Debt Commitment Letter	3.5
Debt Financing	3.5
Determination Notice	5.8(e)
DGCL	Recitals
DOJ	5.2(a)
Effective Time	1.2(b)
Employee Benefit Plan	2.9(a)
Equity Commitment Letter	3.5
Equity Financing	3.5

Term	Section

ERISA	2.9(a)
Anti-Corruption Laws	2.18(a)
Exchange Act	1
Expiration Time	1
Fairness Opinion	2.18
Fee Letter	3.5
Financing	3.5
FTC	5.2(a)
GAAP	2.5(b)
Governmental Authority	2.3(c)
HSR Act	2.3(c)
Indemnified Party	5.9(a)
Indemnifying Parties	5.9(b)
Initial Expiration Time	1
Intellectual Property	2.14(a)
IRS	2.9(b)
IT Systems	2.14(g)
Judgment	2.3(b)
Law	2.3(b)
Lease Agreement	2.17(b)
Leased Property	2.17(b)
Limited Guarantee	3.5
Maximum Amount	5.9(c)
Merger	Recitals
Merger Consideration	1.5(a)
Merger Sub	Preamble
New Plans	5.1(b)
NYSE	2.3(c)
Non U.S. Company Plan	2.9(a)
OFAC	2.18(b)
Old Plans	5.1(b)
Parent	Preamble
Parent Related Parties	7.3(f)
Parent Representatives	2.23
Paying Agent	1.7(a)
Payment Fund	1.7(a)
PBGC	2.9(g)
Permissible Redacted Terms	3.5
Permits	2.13(b)
Policies	2.15
Pre-Closing Period	4.1
Real Property	2.17(b)
Related Party Transaction	2.19
Reverse Termination Fee	7.3(c)
Section 262	1.6

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Term	Section

Share	Recitals
Shares	Recitals
Sponsor	3.5
Subsidiary Constituent Documents	2.1(b)
Surviving Corporation	1.1
Takeover Proposal	7.3(b)(iv)
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)
Written Consent	5.4(a)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of January 31, 2018 (this “Agreement”), by and among Pisces Midco, Inc., a Delaware corporation (“Parent”), Pisces Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Ply Gem Holdings, Inc., a Delaware corporation (the “Company”). All capitalized terms used but not defined herein are defined in Annex A.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding (each share of Company Common Stock, a “Share” and, collectively, the “Shares”), other than certain Shares as provided in Section 1.5(b) and Section 1.6, will be converted in the Merger into the right to receive the Merger Consideration (as defined herein), on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement, and Parent, in its capacity as sole stockholder of Merger Sub, has approved and adopted this Agreement by written consent;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined and declared that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (b) approved the terms and conditions of this Agreement and the Merger on the terms and subject to the conditions set forth herein and the execution, delivery and performance of the Company’s obligations under this Agreement and (c) resolved to recommend that the stockholders of the Company adopt and approve this Agreement in accordance with the DGCL and the Company Charter Documents; and

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, the Company has agreed to use its best efforts to obtain a written consent from certain stockholders of the Company pursuant to which such holders will approve and adopt this Agreement in accordance with Section 251(c) of the DGCL, as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

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ARTICLE 1
THE MERGER

Section 1.1        The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon (a) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and (b) the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

Section 1.2        Merger Closing.

(a)       Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on (a) the third (3rd) Business Day after) the satisfaction, or to the extent permitted hereunder, waiver of all conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been validly terminated pursuant to Section 7.1; provided that, notwithstanding the foregoing, the Closing shall not occur until the earlier of (i) a date during the Pisces Marketing Period specified by Parent on no fewer than three (3) Business Days’ prior written notice to the Company and (ii) the third (3rd) Business Day following the final day of the Pisces Marketing Period (subject, in each case, to the satisfaction and waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions)) or (b) such other time or date as is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, 10022, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

(b)      At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.3        Effect of Merger; Organizational Documents; Directors and Officers.

(a)       The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

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(b)       At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety so that, immediately following the Effective Time, it is identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) all references to the name, date of incorporation, registered office and registered agent of Merger Sub therein shall be changed to refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company and (ii) any references naming the incorporator(s), original board of directors or original subscribers for shares of Merger Sub shall be omitted, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended as provided for therein or by applicable Law (but subject to Section 5.9). The parties hereto shall take all necessary action such that the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until further amended as provided for therein or by applicable Law (and subject to Section 5.9).

(c)       The parties hereto shall take all necessary action (including, if necessary, by the Company procuring resignations of directors of the Company as of the Effective Time), such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

(d)       If requested by Parent prior to the Effective Time, the Company shall use reasonable best efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations at the Effective Time.

Section 1.4        Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each issued and outstanding share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.5        Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

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(a)       Each Share (including Shares of Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled pursuant to Section 1.5(b) and (ii) any Appraisal Shares) shall at the Effective Time be converted automatically into and shall thereafter represent only the right to receive $21.64 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 1.7.

(b)       Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 1.6        Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 1.5(a), but rather shall be canceled and shall represent the right to receive only those rights provided under Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to receive such rights under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 1.5(a), without interest thereon. The Company shall promptly notify Parent in writing of any written demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

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Section 1.7        Surrender of Shares.

(a)       Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent or a bank or trust company mutually acceptable to Parent and the Company (the “Paying Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 1.7. Parent shall, or shall take all steps necessary to enable and cause the Merger Sub to, deposit with the Paying Agent at or prior to the Effective Time, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment by the Paying Agent in accordance with this Article 1, the cash necessary to pay for the Shares converted into the right to receive Merger Consideration (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in short term commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds investing solely in a combination of the foregoing; provided, further, that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b)      Payment Procedures. As soon as reasonably practicable (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.5, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) (which transmittal letter shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be paid promptly in exchange therefor, and Parent shall cause the Paying Agent to pay to such holder, the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 1.7 the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 1.

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(c)       No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender of Certificates and Book-Entry Shares in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book-Entry Shares. From and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 1, except as otherwise provided by Law.

(d)       Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 1 shall thereafter only be entitled to receive from Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration.

(e)       No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)       Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Paying Agent, the posting by such Person of a bond or providing an indemnity in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g)       Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable in respect thereof pursuant to this Agreement, shall be appropriately adjusted.

(h)       Withholding Rights. Each of Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub or their agents, such amount shall be (i) paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 1.8        Treatment of Company Equity Awards.

(a)       Options. As of the Effective Time, each Option, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be canceled, extinguished and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the Option Consideration, if any, with respect to such Option. For the avoidance of doubt, in the event that the exercise price of any Option is equal to or greater than the Merger Consideration, such Option shall be canceled without any consideration being payable in respect thereof, and shall have no further force or effect.

(b)       Restricted Stock. As of the Effective Time, each Share of Restricted Stock outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest and be converted as provided by and in accordance with Section 1.5.

(c)       Restricted Stock Units and Performance Units. As of the Effective Time, each Restricted Stock Unit and each Performance Unit that is issued and outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted immediately prior to, and contingent upon, the Effective Time into a vested right to receive cash in an amount, without interest, equal to (i) the Merger Consideration for Restricted Stock Units denominated in shares, (ii) the applicable fixed amount of the cash payment for Restricted Stock Units denominated in cash, and (iii) the Merger Consideration for Performance Units with the assumption that performance had been achieved.

(d)      Payment. Each holder of a Company Equity Award entitled to payment in respect thereof shall receive from the Surviving Corporation as directed by Parent, in respect of and in consideration of each such Company Equity Award so canceled, as soon as practicable following the Effective Time (but in any event not later than thirty (30) days following the Effective Time), an amount (net of applicable taxes) equal to the amount determined as set forth in this Section 1.8.

(e)       Notice. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of any Company Equity Award a letter describing the treatment of and payment for such Company Equity Award pursuant to this Section 1.8 and, to the extent required for Restricted Stock, providing instructions for use in obtaining payment for such Company Equity Award. At least three (3) Business Days prior to such mailing, the Company shall provide Parent with an opportunity to review and comment on such notices, and shall accept all reasonable comments of Parent with respect thereto.

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ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any Qualifying SEC Report (other than (i) any information that is contained solely in the “Risk Factors” section of such Qualifying SEC Reports, except to the extent such information in “Risk Factors” consists of factual historical statements, and (ii) any forward-looking statements contained in such Qualifying SEC Reports or other disclosures that are predictive, cautionary or forward-looking in nature) or (b) set forth in the disclosure letter (each section of which qualifies (i) the correspondingly numbered representation and warranty or covenant and (ii) other sections of this Article 2 and Section 4.1 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1        Organization.

(a)       Each of the Company and the Company Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization, except in the case of the Company Subsidiaries, where the failure of any such Company Subsidiaries to be in good standing, individually or in the aggregate, has not had and would not reasonably be reasonably expected to result in a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except in the case of the Company Subsidiaries, where the failure of any such Company Subsidiaries to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(b)       The copies of the certificate of incorporation and bylaws of the Company (the “Company Charter Documents”) that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company Subsidiaries (the “Subsidiary Constituent Documents”), in each case, as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Constituent Documents are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of their respective provisions, except for such failures to be in full force and effect and such violations which, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

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Section 2.2        Capitalization.

(a)       The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock, par value $0.01 per share and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on January 29, 2018: (i) 68,530,697 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) no shares of Company Preferred Stock were issued and outstanding; (iv) there were outstanding Options to purchase 2,368,286 Shares and 16,440 outstanding shares of Restricted Stock; (v) (A) 315,447 Shares were subject to issuance pursuant to Restricted Stock Units denominated in Shares and such Restricted Stock Units may be settled in cash or Shares and (B) $5,704,258 in Restricted Stock Unit awards denominated in fixed dollar values were granted, and such Restricted Stock Units may be settled (subject to Section 1.8(c)(ii)) in cash or Shares (with the number of Shares issuable dependent on the then-prevailing trading price); (vi) 246,624 shares of Company Common Stock were subject to issuance pursuant to Performance Units; and (vii) 2,169,415 Shares were reserved for issuance of new awards under the Stock Plans. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the DGCL and the Company Charter Documents or any agreement to which the Company is a party or by which the Company is otherwise bound.

(b)      Section 2.2 of the Company Disclosure Letter sets forth complete and accurate lists, as of the close of business on January 29, 2018, of (1) all Stock Plans, indicating, as of such date, (i) the number of shares of Company Common Stock subject to outstanding Options, (ii) the number of shares of Company Common Stock reserved for future issuance under such Stock Plan (including upon exercise of the Options) and (iii) the number of shares of Restricted Stock outstanding under such Stock Plan; and (2) on a grant-by-grant basis, for each Company Equity Award, (i) the identity of the holder, (ii) the number of shares of Company Common Stock subject to outstanding Options, shares of Restricted Stock, Restricted Stock Units and Performance Units held, (iii) the date of grant, and (iv) the exercise price of each outstanding Option. The Company has made available to Parent complete and accurate copies of all (x) Stock Plans and (y) forms of award agreements evidencing Company Equity Awards.

(c)       The Company has not, between September 30, 2017 and the date of this Agreement, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Option or the acquisition of any shares of Restricted Stock from employees of the Company or any Company Subsidiary whose employment has terminated with the Company or such Company Subsidiary. There are no outstanding contractual obligations of the Company to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.

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(d)       Other than shares of Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which only the stockholders of the Company may vote.

(e)       Except as described in this Section 2.2, as of January 29, 2018, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, (ii) there are no outstanding or authorized stock appreciation rights, phantom stock awards or other equity-like rights that are linked to the price of the Shares or the value of the Company or any part or division thereof and (iii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries, whether upon the exercise, exchange or conversion thereof or otherwise, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or equity interests of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The Company has not, between January 29, 2018 and the date of this Agreement, issued, granted, extended or entered into any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking of the type described in clause (ii) or (iii) of this Section 2.2(e).

(f)       All Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant and no Option has been extended, amended or repriced since the date of the grant.

Section 2.3        Authorization; No Conflict.

(a)       The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, assuming the accuracy of the representations and warranties of Parent set forth in Section 3.7 and that the Merger is consummated in accordance the DGCL, to carry out its obligations hereunder. Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.7, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger have been duly authorized and approved by the Company Board. Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.7 and that the Merger is consummated in accordance with the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). The Written Consent satisfies the Company Required Vote and is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Required Vote.

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(b)       Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the transactions contemplated hereby will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Constituent Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 2.3(c) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority (“Law”), in each case applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), any such event or events that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(c)       No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental or regulatory authority, court, body or instrumentality outside of the U.S. (each, a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) compliance with the Exchange Act (including the filing with the SEC of the Information Statement and such reports under Section 13 or 16 of the Exchange Act) and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance with the rules of the New York Stock Exchange (“NYSE”), (v) compliance with the “blue sky” Laws of various states and (vi) such other consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, would not reasonably be expected to prevent consummation of the Merger.

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(d)       At a meeting duly called and held, prior to the execution of this Agreement, the Company Board duly adopted resolutions (which, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way) (i) declaring that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopting and approving this Agreement and approving that the Company enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, (iii) recommending the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby to the stockholders of the Company ((i), (ii) and (iii), collectively, the “Board Recommendation”) and (iv)  assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.7, taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover Laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, this Agreement and the Merger.

Section 2.4        Subsidiaries.

(a)       All of the Subsidiaries of the Company (each, a “Company Subsidiary” and, together, the “Company Subsidiaries”) and their respective jurisdictions of organization are identified in Section 2.4(a) of the Company Disclosure Letter. Other than the Company Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person.

(b)       All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and the Company or a Company Subsidiary is the record and beneficial owner of such shares, securities or interests (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee), free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments to which the Company or any Company Subsidiary is a party or by which they are bound and that provide for the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary other than in the Ordinary Course of Business.

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Section 2.5        SEC Reports and Financial Statements.

(a)       Since January 1, 2015, the Company has filed with or furnished to the SEC all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed by the Company with or to the SEC. All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” As of their respective dates of filing, or in the case of a registration statement, on the date of effectiveness of such registration statement, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) the Company SEC Reports filed prior to the date of this Agreement were filed in a timely fashion and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, (ii) none of such Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is, and since January 1, 2015 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2015, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete. As of the date of this Agreement, (x) there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Reports and (y) to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is, or has since January 1, 2015 been, required to file reports with the SEC.

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(b)       The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports have complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to year end audit adjustments, none of which is expected to be material either individually or in the aggregate). From January 1, 2015 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority. Except as disclosed in the Company Financial Statements as of and for the period ended September 30, 2017, the Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) required by GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto) and the Company Subsidiaries other than liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(c)       Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries), on the one hand, and any unconsolidated Affiliate, including, any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(d)       The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to the Company and the Company Subsidiaries. Such disclosure controls and procedures are reasonably designed to ensure that all material information concerning the Company and the Company Subsidiaries, taken as a whole, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, including the “principal executive officer” and the “principal financial officer” as such terms are defined under the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since January 1, 2015.

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(e)       The Company is in compliance in all material respects with the applicable listing, corporate governance and other rules and regulations of NYSE.

Section 2.6        Absence of Material Adverse Changes, etc. Since September 30, 2017 to the date of this Agreement, (a) there has not been or occurred any actions, event, change, occurrence or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect, (b) there has not been any action taken, that if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 4.1(b)(i) (with respect to the Company Charter Documents only), (b)(iv), (b)(xiii), (b)(xiv) or (b)(xv) and (c) except as contemplated hereby, the business of the Company and the Company Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business, except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.7        Litigation. As of the date hereof, there are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the Knowledge of the Company, that affects the business or assets of the Company or any of the Company Subsidiaries that (a) involve an amount in controversy in excess of $2,500,000 or (b) seek material injunctive relief. As of the date hereof, there are no material Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any of the Company Subsidiaries.

Section 2.8        Information Supplied. The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement, on the date the Information Statement, or any amendment or supplement thereto, is first published, sent or given to holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof expressly for inclusion or incorporation by reference in the Information Statement.

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Section 2.9        Employee Plans.

(a)       Section 2.9(a) of the Company Disclosure Letter sets forth a complete and accurate list, of all material Employee Benefit Plans currently maintained, or contributed to, by the Company or any of the Company Subsidiaries for the benefit of any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of the Company Subsidiaries , or for which the Company or any Company Subsidiary has any liability (each, whether or not material, a “Company Employee Plan”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means, whether or not subject to ERISA, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any employment or consulting agreement, and any other plan, agreement or arrangement providing for compensation involving more than one person, including insurance coverage, retention, change in control, transaction or sale bonus payments, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, restricted stock or other forms of incentive compensation or post-retirement compensation and (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Section 2.9(a) of the Company Disclosure Letter separately identifies each material Company Employee Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Plan”).

(b)      With respect to each material Company Employee Plan, the Company has made available to Parent a complete and accurate copy of (i) such Company Employee Plan (or a written description thereof if such plan is not set forth in a written document), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, group annuity contract or other funding vehicle and summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS, if any, and (v) all material notices or correspondence received by such Company Employee Plan, the Company, or any Company ERISA Affiliate from the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority, if any, relating to such Company Employee Plan, in each case during the twelve (12) month period prior to the date hereof.

(c)       Each Company Employee Plan (and related trust or funding vehicle) has been established and operated, and is being administered, in all respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms, except as would not reasonably be expected to result in any material liability to the Company and the Company Subsidiaries, taken as a whole.

(d)      With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except as would not reasonably be expected to result in any material liability to the Company and the Company Subsidiaries, taken as a whole. The assets of each Company Employee Plan that is funded are, to the extent reported on the books and records of such Employee Benefit Plan, so reported at their fair market value, except as would not reasonably be expected to result in any material liability to the Company and the Company Subsidiaries, taken as a whole.

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(e)       All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and that the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened in writing, and to the Knowledge of the Company, no act or omission has occurred, that would adversely affect its qualification.

(f)       Neither the Company, any of the Company Subsidiaries, nor any other employer (whether or not incorporated) that would be treated together with the Company or any Company Subsidiary as a “single employer” within the meaning of Section 414 of the Code has (i) ever maintained or had any liability with respect to a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever contributed or been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), a “multiple employer plan” (as defined in Section 413 of the Code) or a “multiple employer welfare plan” (as defined in Section 3(40) of ERISA). No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Employee Plan except as would not reasonably be expected to result in any material liability to the Company or any Company Subsidiary.

(g)       With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, except in each case as would not reasonably be expected, individually or in the aggregate, to result in any material liability to the Company or any Company Subsidiary, (i) there is no “accumulated funding deficiency” under Section 412 of the Code or Section 302 of ERISA, (ii) no Company Employee Plan is, or is expected to be, “at-risk” (under Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (iii) no “reportable event” under Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 of ERISA occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full and (v) no unsatisfied liability (other than premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any Company Subsidiary.

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(h)       Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event, including any termination of employment on or following the Effective Time, (i) result in any payment from the Company or any of the Company Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of the Company Subsidiaries under any Company Employee Plan, (ii) increase any benefits otherwise payable to any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of the Company Subsidiaries under any Company Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of the Company Subsidiaries to any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of the Company Subsidiaries under any Company Employee Plan, (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under, or impose any restrictions on the Company’s rights to amend or terminate, any Company Employee Plan or (v) give rise to any “excess parachute payment” under Section 280G of the Code.

(i)        Neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Employee Plan or other agreement provides, any individual with the right to a gross up, indemnification, reimbursement or similar payment for any excise or additional Taxes, interest or penalties pursuant to Section 409A or Section 4999 of the Code or due to the nondeductibility of any payment under of Section 280G of the Code.

(j)        Each Company Employee Plan that is a “nonqualified deferred compensation plan” (under Section 409A(d)(1) of the Code) has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(k)       None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law.

(l)        Except as would not reasonably be expected, individually or in the aggregate, to result in any material liability to the Company or any Company Subsidiary, each Non-U.S. Company Plan (A) has been maintained and operated in accordance with, and is in compliance with, its terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a works council, union or labor organization in all material respects and (B) to the extent required to be registered or approved by any Governmental Authority, has been registered with, or approved by, such Governmental Authority and, to the Company’s Knowledge, nothing has occurred that would adversely affect such registration or approval. To the extent intended to be funded and/or book-reserved, each Non-U.S. Company Plan is funded and/or book reserved, as appropriate, based upon reasonable country-specific actuarial assumptions. The Company and each Company Subsidiary have no material unfunded liabilities with respect to any such Non-U.S. Company Plan.

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Section 2.10      Labor Matters.

(a)       As of the date hereof, neither the Company nor any of the Company Subsidiaries is the subject of any (i) proceeding asserting that the Company or any of the Company Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization or (ii) complaints, charges or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship that, in either case, individually or in the aggregate, has had or is reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.

(b)       Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement with any labor union or other labor organization.

(c)       Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), payroll and withholding, wage, hours, occupational safety and health, workers’ compensation, plant closings and classification of person as an independent contractor versus employee and as exempt versus non-exempt under the Fair Labor Standards Act and any state or local minimum wage and/or overtime Law.

Section 2.11      Taxes.

(a)       The Company and each of the Company Subsidiaries have timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has paid on a timely basis all Taxes owed by the Company and each of the Company Subsidiaries that are due, except for (i) any Taxes being contested in good faith through appropriate proceedings for which adequate reserves are maintained in accordance with GAAP and (ii) any failures to so pay that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes (other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings for which adequate reserves are maintained in accordance with GAAP), except for any Liens that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has made sufficient reserves in accordance with GAAP on the Company Financial Statements to cover all Taxes of the Company or such Company Subsidiary that will accrue through the end of the Closing Date.

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(b)       No examination, audit or action for assessment or collection of Taxes of or against the Company or any of the Company Subsidiaries by any Taxing Authority is currently in progress or, to the Company’s Knowledge, has been threatened, and which, individually or in the aggregate, has had or is reasonably expected to result in a Company Material Adverse Effect.

(c)       Neither the Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return under applicable Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company (or a corporation that has been merged into the Company) is the common parent) or has any material liability for the Taxes of another person as transferee or successor. Neither the Company nor any Company Subsidiary is a party to or is bound by, or has any material obligation under, any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than the TRA and any agreement entered into in the Ordinary Course of Business and not primarily concerning Taxes).

(d)       No claim has been made by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction, except for any claims that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(e)       Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the two (2) years prior to the date of this Agreement.

(f)       Neither the Company nor any Company Subsidiary has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b) (or any analogous, comparable or similar provision of state, local or foreign Law).

(g)       Neither the Company nor any Company Subsidiary has consented to extend the time in which any material Tax may be assessed or collected by any Taxing Authority.

(h)      Neither the Company nor any Company Subsidiary has received any closing agreement, private letter ruling or technical advice that could affect the liability for Taxes of the Company or any Company Subsidiary following the Closing.

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(i)        Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) election under Section 108(i) of the Code.

Section 2.12      Environmental Matters.

(a)       Except as has not had and would not reasonably be expected to result in, individually or the aggregate, a Company Material Adverse Effect:

(i)         The Company and the Company Subsidiaries are and since January 1, 2015 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company’s and any Company Subsidiary’s businesses or owned or leased real property.

(ii)        There are no pending or, to the Knowledge of the Company, threatened demands, claims, proceedings, information requests or notices by any Governmental Authority against the Company or any Company Subsidiary or, to the Knowledge of the Company, any property currently or formerly owned or leased by the Company or any Company Subsidiary alleging noncompliance with or liability under any Environmental Law.

(iii)       There are no conditions associated with the Company or any Company Subsidiary or its operations or any real property currently or, to the Knowledge of the Company, formerly leased or owned by the Company or any Company Subsidiary or any other property which would reasonably be expected to give rise to any violation of any Environmental Laws or result in the Company or any Company Subsidiary incurring any liabilities under any Environmental Law.

(iv)       Neither the Company nor any Company Subsidiary has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.

(b)       The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Environmental Laws or Hazardous Substances are those contained in this Section 2.12. Without limiting the generality of the foregoing, Parent specifically acknowledges that the representations and warranties contained in Section 2.1(a), Section 2.13 and Section 2.22 do not relate to environmental matters.

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Section 2.13      Compliance With Laws; Permits.

(a)       The Company and each of the Company Subsidiaries are, and since January 1, 2015 have been, in compliance with, and are not in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(b)       (i) Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted (collectively, “Permits”) and (ii) (A) such Permits are valid and in full force and effect, (B) neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Permits and (C) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, in each case of (i) and (ii), as has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.14      Intellectual Property.

(a)       The Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs). For purposes of this Agreement, the term “Intellectual Property” means, in any and all jurisdictions throughout the world, (i) patents, trademarks, trade names, trade dress, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, trade dress, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other intangible proprietary or confidential information.

(b)       The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or the Company Subsidiaries that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”) or (ii) any license, sublicense and other agreement as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.

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(c)       All material issued patents and registrations for trademarks, service marks and copyrights, and related applications, included in the Company Intellectual Property are set forth on Section 2.14(c) of the Company Disclosure Letter. The Company Intellectual Property is subsisting and has not expired, has not been held invalid or unenforceable and has not been cancelled.

(d)       To the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party, and has not, since January 1, 2015. Since January 1, 2015, neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

(e)       To the Company’s Knowledge, no third party is, or since January 1, 2015 has been, infringing, violating or misappropriating any of the Company Intellectual Property in any material respect.

(f)       The Company and the Company Subsidiaries have implemented commercially reasonable measures to maintain the validity of the Company Intellectual Property and the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential.

(g)       The IT Systems are in good repair and operating condition in all material respects and are adequate and suitable for the purposes for which they are being used or held for use. To the Company’s Knowledge, the IT Systems do not contain any malware or virus that would reasonably be expected to interfere with the ability of the Company or any Company Subsidiary to conduct its business. For purposes of this Agreement, the term “IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, and other information technology equipment, owned by, or licensed to, the Company or any of its Subsidiaries.

Section 2.15      Insurance. As of the date of this Agreement (a) the Company and the Company Subsidiaries have all material policies of insurance covering the Company, the Company Subsidiaries, and their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in each case in a form and amount which the Company believes in good faith are adequate for the operation of its business (the “Policies”), (b) all Policies are in full force and effect and no notice of cancellation or termination has been received by the Company with respect to any of the Policies, and (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, in the case of clauses (b) and (c), as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Section 2.15 of the Company Disclosure Schedule lists all of the Policies.

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Section 2.16      Material Contracts.

(a)       Section 2.16 of the Company Disclosure Letter sets forth a list of all of the following Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement (along with each agreement, commitment, arrangement or plan disclosed in the Company Disclosure Letter pursuant to Section 2.9, Section 2.10, Section 2.17 or Section 2.18, collectively, the “Company Material Contracts”):

(i)         Contracts that are filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Company’s most recent Annual Report on Form 10-K;

(ii)        Contracts with any customer from whom the Company or any Company Subsidiary, together, received revenue in excess of $10,000,000 during fiscal year 2017;

(iii)       Contracts with any vendor to whom the Company or any Company Subsidiary, together, paid in excess of $10,000,000 during fiscal year 2017;

(iv)       Contracts that by their terms are reasonably expected to result in future payments to or by the Company in excess of $10,000,000 per annum;

(v)        Contracts containing a covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, which limitation is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(vi)       Contracts containing (A) exclusivity or “most favored nation” obligations or similar restrictions binding on the Company or any of its Subsidiaries, or (B) rights of first refusal or offer or any similar requirement or right in favor of any third party, which, in the case of clause (B), are material to the Company and its Subsidiaries, taken as a whole;

(vii)      Contracts under which Intellectual Property rights are restricted or granted, including licenses to use or practice rights under Intellectual Property granted by or to the Company or any of its Subsidiaries (other than Contracts for commercially available, off-the-shelf software programs), in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(viii)     other than with respect to a partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries, any Contract that is a joint venture, partnership, limited liability company or other similar Contract, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

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(ix)         Contracts under which (i) any Person (other than the Company or any Company Subsidiary) has directly or indirectly guaranteed outstanding liabilities of the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary has directly or indirectly guaranteed outstanding liabilities of any Person (other than the Company or Company Subsidiary);

(x)          Contracts under which the Company or the applicable Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or any of its Subsidiaries), in any such case which the outstanding balance, individually, is in excess of $10,000,000;

(xi)         Contracts under which the Company or the applicable Company Subsidiary, directly or indirectly, has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than extensions of trade credit in the Ordinary Course of Business), in any such case which, individually, is in excess of $1,000,000;

(xii)        Contracts involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration under such Contract of at least $5,000,000 individually and under which the Company or any of its Subsidiaries has material outstanding rights or material obligations thereunder (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations);

(xiii)       Contracts that prohibit (i) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (ii) the pledging of the capital stock or other ownership interests or assets of the Company or any of its Subsidiaries or (iii) the issuance of guarantees by the Company or any of its Subsidiaries;

(xiv)      Contracts for future capital expenditures in an amount in excess of $10,000,000;

(xv)       Contracts relating to any interest rate, derivatives or hedging transaction; and

(xvi)      Contracts with any Governmental Authority (other than licenses and permits obtained in the Ordinary Course of Business).

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(b)          The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto. Each Company Material Contract is, subject to the Bankruptcy and Equity Exceptions, (i) a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, (ii) in full force and effect in accordance with its terms and (iii) enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, the counterparty thereto, in each case except where failure to be valid and binding or in full force or effect would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the Company’s Knowledge, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract. None of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is (with or without notice or lapse of time, or both) in material breach or default under any such Company Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 2.17         Real Property.

(a)          Either the Company or a Company Subsidiary has a valid and fee simple title to, or has a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (including all buildings, fixtures and other improvements thereto) (the “Real Property”). As of the date of this Agreement, no Real Property is encumbered by any Lien, except for Permitted Liens and such Liens as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The use and operation of the Real Property does not violate any Law, covenant, condition, restriction, easement, license, permit or agreement, except for such violations as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b)          Section 2.17(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased or licensed by the Company or any of the Company Subsidiaries (each, a “Leased Property”). The Company has provided or made available to Parent complete and correct copies of each material lease, sublease, license, sublicense or other occupancy agreement, in each case including all amendments thereto, demising any Leased Property to the Company or any Company Subsidiary (each, a “Lease Agreement”). All of the Lease Agreements for each Leased Property are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or one of the Company Subsidiaries and, to the Company’s Knowledge, any other party thereto in accordance with its terms, and are in full force and effect. As of the date hereof, none of the Company or the Company Subsidiaries have received any written notice regarding any violation or breach or default under any Lease Agreement that has not since been cured.

(c)          To the Knowledge of the Company, the use and operation of the Real Property does not violate any Law, covenant, condition, restriction, easement, license, permit or agreement, except for such violations as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

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(d)          As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, written threats of condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body, with respect to any real property owned by the Company or any Company Subsidiary.

Section 2.18         Anti-Bribery and Export Compliance.

(a)          Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries has and, to the Knowledge of the Company, no partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or otherwise conducted any transaction, transfer or business in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, or any other anti-corruption or anti-money laundering applicable Law (collectively, “Anti-Corruption Laws”); and (ii) neither the Company nor any of its Subsidiaries has received any written notice of any governmental or internal investigation or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any Anti-Corruption Law.

(b)          Since January 1, 2015, (i) the Company and its Subsidiaries are and have been in material compliance with all export control and import control applicable Laws, including those administered by the U.S. Department of Commerce, U.S. Customs and Border Protection, and the U.S. Department of State, and with all applicable economic sanctions, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and the U.S. Department of State, (ii) neither the Company nor any Subsidiary nor any officer or director of the Company, nor, to the Knowledge of the Company, any agent acting on behalf of the Company is designated on or is owned or controlled by any person designated on any restricted party list of any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, with which a U.S. Person cannot deal with or otherwise engage in business transactions, and (iii) other than routine audits by Governmental Authorities, neither the Company nor any of its Subsidiaries has received any notice of any governmental or internal investigation, audit or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any export, import or economic sanctions applicable Law.

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Section 2.19         Related Party Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns 5% or more of the Shares or any family member of any of the foregoing, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC (each, a “Related Party Transaction”).

Section 2.20         Opinion of Financial Advisor. The Company Board has received from Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”) an opinion (the “Fairness Opinion”) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their affiliates and holders of Company Common Stock affiliated with CI Capital Partners LLC) pursuant to the Merger is fair, from a financial point of view, to such holders. A signed copy of the Fairness Opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement; provided, that it is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.

Section 2.21         Broker’s or Finder’s Fees. No agent, broker, investment banker, or similar Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with the Merger and the other transactions contemplated by this Agreement. The Company has heretofore made available to Parent a complete and correct copy of the Company’s engagement letter with each of the parties listed in Section 2.21 of the Company Disclosure Letter.

Section 2.22         Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.7, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger.

Section 2.23         No Other Representations or Warranties. Except for the express representations and warranties made by the Company in this Article 2, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and the Company Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives (the “Parent Representatives”) of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries or any other Person is making or has made, and Parent and Merger Sub have no right to rely upon, any express or implied representation or warranty to Parent, Merger Sub or any of their respective Parent Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article 2, any oral or written information presented to Parent, Merger Sub or any of their respective Parent Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 3.1           Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except as has not had and would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 3.2           Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.3           Authorization; No Conflict.

(a)          Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement, to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger has been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement, no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock of Parent) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

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(b)          The respective Boards of Directors of each of Parent and Merger Sub have, by resolutions duly adopted by the requisite vote of the directors present at a meeting of each such board, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement and the Merger.

(c)          Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, will (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that, individually or in the aggregate, have not had and would not reasonably be likely to have a Parent Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

(d)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Subsidiary of Parent or Merger Sub in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with the HSR Act, (iii) compliance with the Exchange Act (including the filing with the SEC of such reports under Sections 13 or 16 of the Exchange Act) and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Merger, (iv) compliance with the rules of the NYSE, (v) compliance with the “blue sky” Laws of various states, and (vi) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be likely to have a Parent Material Adverse Effect.

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Section 3.4           Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Information Statement.

Section 3.5           Financing. Concurrently with the execution of this Agreement, Parent has delivered to the Company (x) an equity commitment letter from Clayton, Dubilier & Rice Fund X, L.P. (the “Sponsor”), dated as of the date hereof, addressed to Parent (the “Equity Commitment Letter”, and the financing contemplated thereby, the “Equity Financing”) and (y) a debt commitment letter from the lenders party thereto (the “Committed Lenders”) and the arrangers party thereto , dated as of the date hereof, addressed to Parent (including all annexes, exhibits, schedules and other attachments thereto, the “Debt Commitment Letter” and the financing contemplated thereby, the “Debt Financing”, and the Debt Financing, together with Equity Financing, the “Financing”), pursuant to which the Committed Lenders have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement. Assuming the Financing is funded on the Closing Date in accordance with the Commitment Letters, the amount of funding to be provided in the Financing is sufficient to consummate the Merger, including, for the avoidance of doubt, the payment of the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger and the payment of all related fees and expenses. The Debt Commitment Letter and the terms of the Financing contemplated thereby (including the definitive agreements entered into in connection therewith) do not and will not prohibit the payment of any amounts payable under the TRA required by Section 5.11. As of the date hereof, the Commitments Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. As of the date hereof, each Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, except as may be limited by the Bankruptcy and Equity Exception. As of the date hereof, there are no other legally binding agreements, side letters or arrangements relating to the Financing (other than (i) the fee letter relating to the Debt Commitment Letter, a true and complete copy of which has been provided to the Company, with only the existence and/or amount of fees, “market flex” terms, pricing terms, pricing caps and other commercially sensitive information specified therein redacted, none of which redacted terms, individually or in the aggregate, would reduce the amount of the Debt Financing below an amount necessary (together with the Equity Financing) to make all payments required by this Agreement or adversely affect the conditionality, availability or termination of the Debt Financing or delay or prevent the Closing or make the funding of the Debt Financing less likely to occur (“Permissible Redacted Terms”) (such fee letter, the “Fee Letter”) or (ii) customary engagement letters or non-disclosure agreements which do not impact the terms or conditionality of the Financing). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Commitment Letters. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “market flex” provisions), other than as expressly set forth in the Commitment Letters and the Fee Letter. Parent has fully paid, or caused to be fully paid, any and all commitment fees or other fees required by the Commitment Letters to be paid by it or Merger Sub on or prior to the date of this Agreement. As of the date hereof, and assuming the truth and accuracy of the representations set forth in Article 2, each of Parent and Merger Sub, as applicable, has no reason to believe that it will be unable to satisfy on a timely basis (taking into account the timing of the Pisces Marketing Period) any of the terms or conditions to funding to be satisfied by it contained in the Commitment Letters. For the avoidance of doubt, subject to the provisions of Article 7, each of Parent and Merger Sub acknowledges that its obligations to consummate the transactions contemplated by this Agreement on the terms set forth herein are not conditioned upon (i) the availability or consummation of the Financings (or any Alternative Financing) or receipt of the proceeds therefrom, (ii) the availability of any equity or debt financing relating to the Atlas Purchase Agreement or the transactions contemplated thereby or (iii) the consummation of the transactions contemplated by the Atlas Purchase Agreement. Parent has delivered to the Company a true and complete copy of the limited guarantee of the Sponsor, dated as of the date hereof (the “Limited Guarantee”). The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Sponsor.

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Section 3.6           Absence of Litigation. There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub is a party, or, to the Knowledge of Parent, that materially affects the assets of Parent or Merger Sub, except, individually or in the aggregate, as have not had and would not reasonably be likely to have a Parent Material Adverse Effect. None of Parent or its Subsidiaries is subject to any Judgments that, individually or in the aggregate, have had or would reasonably be likely to have a Parent Material Adverse Effect.

Section 3.7           Ownership of Company Common Stock. None of Parent or any of Parent’s “affiliates” or “associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of Parent or any of Parent’s “affiliates” or “associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

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Section 3.8           Broker’s or Finder’s Fees. No agent, broker, investment banker, or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

Section 3.9           Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any Affiliate of Parent, on the one hand, and any member of the Company Board or management or a stockholder of the Company, on the other hand.

Section 3.10         Solvency. As of the Effective Time, assuming (i) that the representations and warranties set forth in Article 2 are true and correct in all material respects, (ii) that the most recent financial forecasts for the Company made available to Parent prior to the date hereof have been prepared in good faith based upon assumptions that were and continue to be reasonable, (iii) satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger and the transactions contemplated by this Agreement and (iv) that, immediately prior to the Effective Time, without giving effect to the Financing, the Company and its Subsidiaries taken as a whole are Solvent (as defined below), immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Merger Consideration, and the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger, and payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries on a consolidated basis will be Solvent. For purposes of this Section 3.10, the term “Solvent” means (i) (a) the Fair Value and Present Fair Saleable Value of the assets of such person and its subsidiaries taken as a whole exceed their Stated Liabilities and the Identified Contingent Liabilities; (b) such person and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (c) such person and its subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature and (ii) “Fair Value”, “Present Fair Saleable Value”, “Stated Liabilities”, “Identified Contingent Liabilities”, “will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” and “Do not have Unreasonably Small Capital” each have the meanings specified in Annex I to Exhibit D to the Debt Commitment Letter.

Section 3.11         Vote and Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which was delivered in connection with the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

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Section 3.12         No Additional Representations.

(a)          Parent and Merger Sub each acknowledges and agrees that it and its representatives have had the opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries.

(b)          Parent and Merger Sub each acknowledges that neither the Company nor any Person has made, and Parent and Merger Sub have not relied upon, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Parent, Merger Sub or any of Parent Representatives, except as expressly set forth in this Agreement, the Company Disclosure Letter and the Company SEC Reports, and neither the Company nor any other Person shall be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in the due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of the Company Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent, Merger Sub or any of their respective Parent Representative in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.

ARTICLE 4
CONDUCT OF BUSINESS

Section 4.1           Conduct of Business by the Company. The Company covenants and agrees that during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement is validly terminated pursuant to Section 7.1 (the “Pre-Closing Period”), unless in the case of each of Sections 4.1(a) and 4.1(b) below, (1) Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (2) such action is expressly permitted or required pursuant to this Agreement (including Section 4.1 of the Company Disclosure Letter) or is required by applicable Law:

(a)          The Company shall, and shall cause each of the Company Subsidiaries to, use their respective commercially reasonable efforts to (i) conduct their business in the Ordinary Course of Business and (ii) in the Ordinary Course of Business, (A) preserve intact, in all material respects, its business and operations, (B) keep available the services of its directors, officers and key employees and (C) preserve its current material relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; provided, however, that no action relating to the subject matter of any of clauses (i) through (xxii) of Section 4.1(b) below taken that is permitted to be taken by the Company or any Company Subsidiary under such clause of Section 4.1(b) without Parent’s consent shall be deemed a breach of this Section 4.1(a).

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(b)          Without limiting the generality of the foregoing Section 4.1(a), but subject to the limitations and qualifications set forth in the introduction to this Section 4.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i)          amend the Company Charter Documents or the Subsidiary Constituent Documents;

(ii)         except for Shares issuable upon the exercise, vesting, settlement or conversion of Company Equity Awards (other than the awards described in Section 2.2(a)(v)(B)), issue, sell, grant, dispose of, pledge or otherwise encumber or authorize, publicly propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants, calls, commitments or rights or any other agreements to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any voting securities or equity interests or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of this Agreement;

(iii)        declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (other than dividends paid by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary of the Company), or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(iv)        split, combine, subdivide or reclassify its outstanding securities;

(v)         purchase or otherwise acquire, sell, lease, transfer or dispose of or encumber in any material respect any assets of the Company or the Company Subsidiaries that are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, other than (A) purchases of inventory and other assets in the Ordinary Course of Business or pursuant to existing Contracts, (B) pursuant to dispositions of obsolete, surplus or worn out assets (including Company Intellectual Property) that are no longer useful in the conduct of the business of the Company and the Company Subsidiaries, (C) capital expenditures contemplated by the Company’s 2018 budget provided to Parent prior to the date hereof, (D) for transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company or (E) Liens created in the Ordinary Course of Business in connection with borrowings under existing credit facilities;

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(vi)        acquire (by merging or consolidating with or by purchasing all or a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business, corporation, partnership, association or other business organization or division thereof in excess of $5,000,000 in the aggregate;

(vii)       purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, directly or indirectly, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than from holders of Company Equity Awards in full or partial payment of the exercise price (as applicable) and any applicable Taxes payable by such holder upon exercise, vesting or settlement of Company Equity Awards, in each case, to the extent required or permitted under the terms of such Company Equity Awards;

(viii)      incur any indebtedness for borrowed money, issue any debt securities or warrants or other rights to acquire debt securities or enter into any capital leases (other than (A) loans, capital contributions, advances or investments between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, (B) borrowings under existing credit facilities incurred in the Ordinary Course of Business, (C) indebtedness incurred in connection with equipment financings in the Ordinary Course of Business and (D) trade payables incurred in the Ordinary Course of Business) or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than with respect to obligations of any direct or indirect wholly-owned Subsidiary of the Company and letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business);

(ix)         make any loans, advances or capital contributions to, or investments in, any other Person except (a) for travel advances in the Ordinary Course of Business to employees of the Company or any Company Subsidiary, (b) extensions of trade credit in the Ordinary Course of Business or (c) among direct or indirect wholly-owned Subsidiaries of the Company in the Ordinary Course of Business;

(x)          other than in connection with the incurrence of any indebtedness permitted pursuant to clause (viii) above, mortgage or pledge any of the Company’s or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

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(xi)         except as required by Law or any Company Employee Plan set forth in Section 2.9(a) of the Company Disclosure Letter under terms existing on the date hereof, (A) grant any new rights to, or increase, any severance or termination pay to any current or former director, officer, employee or consultant (who is a natural person) of the Company or any Company Subsidiary, (B) increase the compensation, bonus or other benefits of any current or former director, officer, employee or consultant (who is a natural person) of the Company or any Company Subsidiary (except for routine annual base salary increases in the Ordinary Course of Business for employees with base compensation of less than $250,000), (C) pay any bonus, grant any new awards, or modify any existing awards (including to accelerate the vesting or payment thereof), under any Company Employee Plan or any arrangement that would have been a Company Employee Plan had it been in effect as of the date hereof, (D) enter into any employment, consulting, severance, termination or similar agreement with any current or former director, officer or employee or consultant (who is a natural person) of the Company or any Company Subsidiary (except in connection with “at will” offer letters for new hires (including consultants) with base compensation of less than $250,000 that are terminable on less than ninety (90) days’ notice without penalty), (E) adopt or establish any collective bargaining agreement or new Company Employee Plan (or employee benefit plan or arrangement that would have been a Company Employee Plan if in effect on the date hereof) or amend in any respect any existing Company Employee Plan (except for any such amendment that does not increase the cost of such plan to the Company by more than a de minimis amount and except as may otherwise be permitted by this clause (ix)), (F) hire, promote or terminate without “cause” the employment of any executive officer, or any employee whose base compensation exceeds $250,000, (G) take any action to fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan, (H) change any actuarial or other assumptions used to calculate funding obligations for any Company Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (I) forgive any loans, or issue any loans (other than routine travel or business expense advances issued in the Ordinary Course of Business), to any current or former director, officer or employee of the Company or any Company Subsidiary; provided, however, that the Company or any Company Subsidiary may establish a bonus program in respect of fiscal year 2018 in the Ordinary Course of Business with respect to bonus targets, performance measures and goals;

(xii)        (A) make, change or rescind any material Tax election, (B) settle or compromise any material Tax liability, or surrender any right to a material refund or reduction in respect of Taxes, (C) amend any material Tax return, (D) adopt or change any method of Tax accounting or reporting in respect of material Taxes, or (E) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(xiii)       make any material change to its accounting policies or practices, except as required by GAAP or applicable Law;

(xiv)      other than in the Ordinary Course of Business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than as required by GAAP or applicable Law;

(xv)       enter into a material line of business outside of the business of the Company and its Subsidiaries conducted as of the date hereof;

(xvi)      (i) cancel any material indebtedness owed to the Company or its Subsidiaries; or (ii) waive, release, grant or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value;

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(xvii)     settle or compromise any litigation or other legal proceedings, other than any settlement or compromise where the amount paid or to be paid by the Company or any Company Subsidiary (A) is covered by insurance coverage maintained by the Company or a Company Subsidiary, (B) is less than or equal to the amount reserved therefor or reflected on the balance sheet included in the Company Financial Statements, (C) is less than or equal to $750,000 individually or $3,000,000 in the aggregate or (D) is comprised of any combination of the foregoing;

(xviii)    except in the Ordinary Course of Business, amend, modify or terminate (which, for the avoidance of doubt, shall not include any expiration of a Company Material Contract in accordance with its then-existing term) any Company Material Contract, or knowingly waive, release or assign any material rights, claims or benefits under any Company Material Contract, or enter into any new Contract that, if entered into prior to the date of this Agreement, would constitute a Company Material Contract, excluding any non-exclusive license agreements or the exercise of any renewal or expansion rights contained in any Company Material Contract;

(xix)       sell, license, sublicense, covenant not to sue under, abandon, assign, transfer, disclose, create any Lien on (other than Permitted Liens), or otherwise grant any rights under any Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, or amend, renew, terminate, sublicense, assign or otherwise modify any license or other agreement by the Company or any Company Subsidiary with respect to any licensed Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, in each case other than in the Ordinary Course of Business;

(xx)        fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies, in each case to the extent available for a reasonable cost;

(xxi)       except in the Ordinary Course of Business, enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or materially modify or amend or waive or violate any material term or condition of any lease or sublease of real property;

(xxii)      sell or acquire any real property;

(xxiii)     enter into or consummate any Related Party Transaction; or

(xxiv)     agree or commit to take any of the actions precluded by Section 4.1(b).

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(c)          Notwithstanding the foregoing, nothing contained herein shall give Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

Section 4.2           Conduct of Business by Parent and Merger Sub Pending the Merger. Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action, including any action with respect to any actions or filings that would be required to be made pursuant to the HSR Act and other applicable Antitrust Laws, that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action. For the avoidance of doubt, Parent’s entry into the Atlas Purchase Agreement and performance of its obligations thereunder will not be deemed to be a breach of this Section 4.2.

ARTICLE 5
ADDITIONAL AGREEMENTS

Section 5.1           Employee Benefits Matters.

(a)          From and after the Effective Time, Parent shall honor, and shall cause the Surviving Corporation to honor, the Company Employee Plans, in each case in accordance with their terms as in effect as of the date hereof (or as modified thereafter as to the extent permitted by Section 4.1(b)(xi) of the Company Disclosure Letter), including, for the avoidance of doubt, any bonus program implemented in the Ordinary Course of Business in respect of fiscal year 2018. From and after the Effective Time until the first anniversary of the Closing Date, Parent shall provide, or shall cause to be provided, to each employee of the Company and the Company Subsidiaries (“Company Employees”), other than any Company Employees covered by a collective bargaining agreement, (i) a base salary and annual cash bonus and commission opportunity no less favorable than provided to such employees immediately before the Effective Time and (ii) employee benefits (excluding equity and equity-based compensation, long-term cash incentives, transaction-based compensation, non-recurring compensation and severance that is addressed by Section 5.1(c) that are substantially comparable in the aggregate to the benefits (subject to the same exclusions) provided to such employees immediately before the Effective Time.

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(b)          For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent, the Surviving Corporation and the Company Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent that such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan, retirement welfare plan, or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to provide that each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is comparable to the Company Employee Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or the Company Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)          If any Company Employee (who is not otherwise a party to an employment agreement providing for severance benefits upon termination) is terminated on or prior to the first anniversary of the Closing Date under circumstances under which such Company Employee would have received severance benefits under the Company’s severance practices as in existence as of the date of this Agreement, Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are consistent with past practice.

(d)          Notwithstanding anything to the contrary herein, the provisions of this Section 5.1 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.1, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.1, and no Company Employee or other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Section 5.1, including with respect to (i) obligating Parent or the Surviving Corporation to retain the employment of any particular employee, (ii) preventing Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement or (iii) altering any at-will employment relationship of any Company Employee or constituting a guarantee of continued employment with Parent or the Surviving Corporation. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement express or implied, shall be construed to constitute the establishment or adoption of or an amendment to any Company Employee Plans.

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Section 5.2           Antitrust Filings.

(a)          The Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement (but in no event later than ten (10) Business Days following the date hereof), file or cause to be filed with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any comparable foreign antitrust or competition authority any notifications required to be filed under the HSR Act or comparable foreign Antitrust Laws with respect to the Merger.

(b)          Subject to the terms hereof, Parent, Merger Sub and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to (i) obtain any government clearances or approvals required for Closing under the HSR Act and other applicable Antitrust Laws, (ii) respond to any government requests or requests of a party hereto for information under any Antitrust Law, (iii) contest and resist any action, including any legislative, administrative or judicial action, and (iv) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger under any Antitrust Law.

(c)          In furtherance of, and not in limitation to, the provisions of Section 5.2(b), Parent agrees to promptly take, and cause its Affiliates to take, all actions and steps required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the timely expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC, the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Merger prior to the Termination Date, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws as soon as practicable following the date hereof, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Authorities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Closing or delaying the Closing beyond the Termination Date, including (x) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Parent, Merger Sub, the Company, or any of their respective Subsidiaries or Affiliates, and (y) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of Parent, Merger Sub, the Company, or any of their respective Subsidiaries or Affiliates; provided, that any such action or commitment to take any such action is binding on Parent, its Subsidiaries, the Company and each Company Subsidiary only in the event the Closing occurs. Parent shall defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the Termination Date; provided, that such litigation in no way limits the obligation of Parent pursuant to the foregoing sentence. Parent shall pay all filing fees payable pursuant to the HSR Act or other applicable Antitrust Laws (if any).

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(d)          The parties agree not to extend directly or indirectly any waiting period under the HSR Act or any applicable foreign Antitrust Law (including by withdrawing and refiling any filing pursuant to the HSR Act or applicable foreign Antitrust Law) or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger, except with the prior written consent of the other parties hereto. Each of Parent and Merger Sub and the Company shall (i) promptly notify the other party of any written communication to that party from any Governmental Authority with respect to the HSR Act or any other Antitrust Law and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement and the Merger.

Section 5.3           Public Statements. Subject to Section 5.8, the Company and Parent shall use reasonable best efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided, however, that these restrictions shall not apply to any Company communications regarding either (a) a Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, or (b) a Company Adverse Recommendation Change; provided, further, that the foregoing shall not restrict disclosures of information by or on behalf of CI Capital Partners LLC, Clayton, Dubilier & Rice, LLC or their respective Affiliates or successors, on the one hand, to their respective direct and indirect potential investors, Affiliates, financing sources, counsel, accountants, consultants and others, on the other hand (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary private equity practices). The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.

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Section 5.4           Stockholders’ Written Consent; Information Statement.

(a)          Subject to the terms set forth in this Agreement, the Company shall use its best efforts to secure the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of capital stock of the Company holding at least a majority of the outstanding voting shares of such capital stock in favor of the adoption of this Agreement and approval of the Merger (the “Written Consent”) as soon as reasonably practicable, and in any event within eight (8) hours, after the execution of this Agreement. As promptly as practicable after receipt of the Written Consent, and in any event within eight (8) hours of the signing of this Agreement, the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the executed Written Consent, certified as true and complete by an executive officer of the Company. In connection with the Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 thereof, and the Company Charter Documents.

(b)          If the Written Consent is delivered to Parent, as soon as practicable following the date of this Agreement (but in no event later than ten (10) Business Days after the date hereof), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Merger and the other transactions contemplated by this Agreement (as amended and supplemented, the “Information Statement”), (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall not file the Information Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof and to cause the Information Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Information Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use reasonable best efforts to ensure that the Information Statement (i) except for information provided to the Company by Parent or Merger Sub, will not on the date it is first mailed to stockholders of the Company and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. If, at any time prior to the date that is twenty (20) days after the Information Statement is first mailed to the Company’s stockholders, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. In the event the Written Consent is not obtained and Parent does not terminate this Agreement, then the Company shall, as soon as practicable, prepare and file with the SEC a proxy statement related to the Merger and this Agreement and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and use reasonable best efforts to obtain the Company Required Vote at such meeting.

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(c)          On the date hereof, in connection with the Information Statement, the Company shall commence the inquiry required by Rule 14c-7 promulgated under the Exchange Act.

Section 5.5           Standard of Efforts. Except as otherwise specified herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken (and Parent shall cause Merger Sub to take or cause to be taken), all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Merger. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

Section 5.6           Notification of Certain Matters. Prior to the Closing, the Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company (and each will subsequently keep the other informed on a current basis of any material developments related to such notices), of such party becoming aware of the occurrence, or failure to occur, of any event, which would reasonably be expected to result in any of the conditions set forth in Article 6 not being able to be satisfied prior to the Termination Date.

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Section 5.7           Access to Information; Confidentiality.

(a)          During the Pre-Closing Period, the Company shall afford, and shall cause the Company Subsidiaries and the officers, directors and employees of the Company and the Company Subsidiaries to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours upon reasonable advance written notice, and in a manner that does not unreasonably disrupt or interfere with business operations, to the Company’s and the Company Subsidiaries’ officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), contracts and other assets as Parent shall reasonably request (provided that such access shall not include invasive sampling of building materials or the environment at any Real Property that is leased or licensed by the Company or any Company Subsidiary), all other such information concerning its and the Company Subsidiaries’ business, properties and personnel, in each case (A) as Parent through its officers, employees or agents may reasonably request, (B) that are in the possession, custody or control of the Company or any Company Subsidiary and (C) the disclosure of which would not violate any Law, cause to be waived the attorney-client privilege or other similar privilege with respect to any material matter (provided, that such privilege cannot in the Company’s good faith judgment be reasonably sufficiently protected using a joint defense or other similar agreement), result in the disclosure of any trade secrets of third parties or violate any obligation of the Company or any Company Subsidiary with respect to confidentiality; provided that the Company and/or its Affiliates shall use reasonable efforts to communicate to Parent the requested information in a way that would not waive any applicable attorney-client privilege or contravene any applicable Law or confidentiality agreement, as applicable, including seeking any necessary consents from third parties. Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement.

(b)          Until the Effective Time, at which time the Confidentiality Agreement shall terminate, the provisions of the Confidentiality Agreement dated October 30, 2017 between Clayton, Dubilier & Rice LLC and Ply Gem Industries, Inc. (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

Section 5.8           No Solicitation.

(a)          Except as set forth in this Section 5.8, the Company shall, and shall cause each of the Company Subsidiaries and direct its and their respective officers, directors and other Representatives to, (i) immediately cease any and all activities, discussions or negotiations that commenced prior to the date of this Agreement with respect to a Takeover Proposal and (ii) promptly following the receipt of the Company Required Vote deliver written notice to each such Person with whom the Company had discussions or negotiations regarding a Takeover Proposal during the prior year (A) informing such Person that the Company is immediately terminating all activities, discussions and negotiations with respect to any Takeover Proposal and (B) directing that all such Persons and their Representatives return or destroy all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or their respective Representatives to the extent any confidentiality agreement with such Person so provides or allows.

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(b)          Except as set forth in this Section 5.8, from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of the Company Subsidiaries, and direct its and their respective officers, directors and other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Takeover Proposal, (ii) approve, publicly recommend or endorse, execute or enter into any agreement, agreement-in-principle, term sheet or letter of intent providing for or accepting any Takeover Proposal or any proposal or offer that is reasonably likely to lead to a Takeover Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) other than informing third parties of the existence of the provisions contained in this Section 5.8, participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information, or afford access to personnel, books or records of the Company or any of its Subsidiaries, for the purpose of knowingly assisting, participating in, encouraging or facilitating any inquires or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Takeover Proposal or (v) resolve or agree to do any of the foregoing or otherwise authorize or direct any of its Representatives to take any such action; provided, however, that in response to a bona fide written Takeover Proposal made after the date of this Agreement and before the receipt of the Company Required Vote that did not result from a material breach of this Section 5.8, and subject to compliance with Section 5.8(c), the Company or its Representatives may contact the Person or its Representatives making such Takeover Proposal to clarify the terms and conditions thereof and, if the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may at any time prior to the receipt of the Company Required Vote (but in no event after such time) do any or all of the following: (X) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and such Person’s Representatives, but only pursuant to a customary confidentiality agreement on terms substantially similar to, and no less restrictive in any material respect than, the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of Section 5.8(c)), provided, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company (any such confidentiality agreement described in this clause (X), an “Acceptable Confidentiality Agreement”) and (2) concurrently with its delivery to such Person, the Company delivers or makes available to Parent all such non-public information not previously provided to Parent; or (Y) participate or engage in discussions or negotiations (including the solicitation of revised Takeover Proposals) with such Person and such Person’s Representatives and its potential financing sources regarding such Takeover Proposal.

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(c)          The Company shall as promptly as practicable, and in no event later than forty-eight (48) hours after receipt, notify Parent of the Company’s receipt of any written Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the material terms and conditions of such Takeover Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly, and in no event later than forty-eight (48) hours after the occurrence of any material developments, keep Parent reasonably informed of such material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide or make available to Parent copies of any documents regarding such Takeover Proposal received by the Company from the Person making such Takeover Proposal or such Person’s Representatives).

(d)          Except as set forth in this Section 5.8, neither the Company Board nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) resolve or agree to take any of the foregoing actions (any action described in clause (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”) or (v) authorize, cause or permit the Company or any of its Subsidiaries to, or authorize or direct any of their respective Representatives to, enter into any agreement, agreement-in-principle or letter of intent providing for any Takeover Proposal, other than an Acceptable Confidentiality Agreement.

(e)          Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Company Required Vote, but not after, if the Company has received a bona fide written Takeover Proposal that has not been withdrawn and the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, (A) the Company Board may make a Company Adverse Recommendation Change or (B) the Company may terminate this Agreement to enter into a binding written agreement with respect to such Takeover Proposal, in each case, if and only if: (X) the Company Board determines in good faith, after consultation with the outside counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, (Y) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d) at least three (3) Business Days prior to making any such Company Adverse Recommendation Change or terminating this Agreement (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and (Z) (1) the Company shall have provided to Parent all material terms and conditions of the Takeover Proposal, (2) the Company shall have given Parent the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Takeover Proposal would cease to constitute a Superior Proposal and (3) after giving effect to the proposals made by Parent (which are not revocable by Parent for at least three (3) Business Days), if any, after consultation with outside counsel, the Company Board shall have determined, in good faith, that such Takeover Proposal is a Superior Proposal and that failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, the provisions of this Section 5.8(e) shall also apply to any material amendment to any Takeover Proposal and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.

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(f)          Nothing in this Section 5.8 or in Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to the Company’s stockholders that is required by applicable Law; provided, however, that in no event shall the Company Board or other committee thereof take any action prohibited by Section 5.8(d) except as permitted by the terms of Section 5.8(d).

Section 5.9           Indemnification and Insurance.

(a)          Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company and any Company Subsidiary now existing in favor of each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company’s or any Company Subsidiary’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, shall survive the Merger. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the certificate of incorporation and bylaws of the Company or any Company Subsidiary as in effect on the date of this Agreement.

(b)          For six (6) years after the Effective Time, to the full extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments or fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement and the Merger), whether asserted or claimed prior to, at or after the Effective Time, and shall advance each Indemnified Party within twenty (20) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor for any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments or fines as such expenses are incurred, but subject to the Indemnifying Parties’ receipt of an unsecured undertaking, to the extent required by the DGCL, by or on behalf of the Indemnified Party to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder; provided, that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

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(c)          Parent and the Surviving Corporation shall, jointly and severally, cause the individuals who have served as officers and directors of the Company or any Company Subsidiary prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered or made available to Parent) (the “D&O Insurance”), to be covered under a directors’ and officers’ liability insurance policy on terms and conditions no less advantageous to such individuals than the Company’s and any Company Subsidiary’s existing directors’ and officers’ liability insurance policy for a period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions of such officers and directors at or prior to the Effective Time (including in respect of this Agreement and the Merger) in their capacities as such, whether asserted or claimed prior to, at or after the Effective Time; provided, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year (6) period as much coverage as is available for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six (6) year “tail” policy on terms and conditions no less advantageous to such former directors or officers than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9(c). Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase such a “tail policy”, and Parent shall cause the Surviving Corporation to maintain such “tail” policy in full force and effect for its full term, in which case Parent shall be relieved from its obligations under this Section 5.9(c).

(d)          If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to assume the obligations set forth in this Section 5.9.

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(e)          The obligations of Parent and the Surviving Corporation under this Section 5.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9). Parent shall pay all expenses, including reasonable attorneys’ fees and expenses, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 5.9.

(f)          The provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, bylaw or agreement.

Section 5.10         Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub, the Company and the Company Board shall use reasonable best efforts and take all actions to the extent necessary or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated hereby and any dispositions or cancellations of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 5.11         Tax Receivable Agreement. Parent shall not, and shall not permit the Surviving Company or any Company Subsidiary to, enter into any financing arrangement or any other arrangement that, or amend the terms of any financing arrangement (including the Financing) or any other arrangement to, prohibit the payment of any amounts payable under the TRA. Furthermore, Parent shall not, and shall not permit the Surviving Company or any Company Subsidiary to, change or amend the tax reporting or accounting policies of the Surviving Company or any Company Subsidiary in any manner that would have the effect of reducing or prohibiting the payment of any amounts payable under the TRA, unless Parent causes the Surviving Company to calculate and pay any amounts due under the TRA without giving effect to any such change or amendment, provided that the payment under the TRA in respect of the taxable year beginning January 1, 2018 shall be determined using a 21% United States federal income tax rate, and the Surviving Company shall amend the TRA if necessary to give effect to such rate.

Section 5.12         State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover applicable Law is or may become applicable to any transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall use their reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to render such anti-takeover applicable Law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to the foregoing.

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Section 5.13         Securityholder Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors or officers relating to the Merger or a breach of this Agreement or any other agreements contemplated hereby; provided, however, that the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement, release, waiver or compromise of any such litigation, and the Company shall in good faith take such comments into account, and, except as permitted by Section 4.1(b)(xvii) of the Company Disclosure Letter, no such settlement, release, waiver or compromise relating to the Merger shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent informed on a reasonably current basis with respect to the status thereof.

Section 5.14         Parties Obligations in Respect of the Financing.

(a)          Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to (i) satisfy on a timely basis (taking into account the anticipated timing of the Pisces Marketing Period) all conditions applicable to Parent or Merger Sub set forth in the Commitment Letters (including definitive agreements related thereto) that are within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing, (ii) maintain in effect the Commitment Letters (subject to Parent’s right to amend, modify, supplement, restate, assign, substitute or replace the Commitment Letters in accordance herewith), comply with its obligations pursuant to the Commitment Letters, enforce its rights under the Commitment Letters and, with respect to the Debt Commitment Letter, negotiate and enter into definitive agreements with respect thereto on terms and conditions no less favorable to Parent than those described in or contemplated in the Debt Commitment Letter and the Fee Letter (including any “market flex” provisions contained in the Fee Letter) and (iii) consummate the Financing at or prior to the Closing. If funds in the amounts and on the terms set forth in a Debt Commitment Letter become unavailable to Parent or Merger Sub on the terms and conditions (including any “market flex” provisions contained in the Fee Letter) contemplated in the Debt Commitment Letter and the Fee Letter (other than as a result of the Company’s breach of this Agreement, or if the Company’s failure to perform would be the sole cause of the conditions set forth in Article 6 not to be satisfied), Parent and Merger Sub shall promptly notify the Company of such fact and shall use their reasonable best efforts to obtain as promptly as practicable alternative debt financing (the “Alternative Financing”) in amounts sufficient to consummate the Merger, including, for the avoidance of doubt, the payment of the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger and the payment of all related fees and expenses, provided that Parent and Merger Sub shall not be required to accept any Alternative Financing having terms and conditions less favorable to Parent and Merger Sub than those in the Debt Commitment Letter (taking into account any “market flex” provisions contained in the Fee Letter) and the Fee Letter; provided, further, that if Parent and Merger Sub proceed with Alternative Financing, Parent and Merger Sub shall be subject to the same obligations with respect to the Alternative Financing as set forth in this Section 5.14(a) with respect to the Financing, and all references in this Agreement to the “Debt Financing”, “Financing”, “Debt Commitment Letter,” “Fee Letter” and “Commitment Letters” (and other like terms in this Agreement) shall be deemed to also include such Alternative Financing, as applicable. In the event all conditions applicable to the Commitment Letters have been satisfied, Parent shall use its reasonable best efforts to cause the Persons providing the Financing to fund such Financing required to consummate the transactions contemplated by this Agreement as soon as practicable.

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(b)          Upon request of the Company, Parent shall keep the Company apprised (as promptly as possible, and in any event within forty-eight (48) hours of material developments relating to the Financing. Parent shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice and, in any event, within forty-eight (48) hours, (i) of any breach or default by any party to any of the Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (ii) of the receipt of (A) any written notice or (B) other written communication, in each case from any Lender Related Party with respect to any (1) breach, default, termination or repudiation by any party to any of the Commitment Letters or definitive agreements related to the Financing of any provisions of the Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware or (2) material dispute or disagreement between or among any parties to the Commitment Letters or definitive agreements of which Parent becomes aware related to the Financing with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at the Closing, and (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, conditions, in the manner or from the sources contemplated by the Commitment Letters or definitive agreements related to the Financing such that it would not have amounts sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including, for the avoidance of doubt, the payment of the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger and the payment of all related fees and expenses. As soon as reasonably practicable, but in any event within forty-eight (48) hours of the date the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Parent shall not replace, amend, supplement, modify or waive the Debt Commitment Letter or any provision of any fee letter or engagement letter relating to the Debt Commitment Letter (it being understood that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not constitute a replacement, amendment, supplement, modification or waiver of the Debt Commitment Letter), without the Company’s prior written consent (such consent not to be unreasonably withheld, or conditioned or delayed) if such replacement, amendment, supplement, modification or waiver (x) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees) such that Parent would not have amounts sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including, for the avoidance of doubt, the payment of the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger and the payment of all related fees and expenses, (y) amends the conditions precedent to the Debt Financing in a manner that adds additional conditions precedent to the Debt Financing, or otherwise expands, amends or modifies any of the conditions precedent to the availability of the Financing, in each case, in a manner that would reasonably be expected to make the funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (z) would reasonably be excepted to delay or prevent the Closing; provided, that Parent may amend, supplement or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) that have not executed the Debt Commitment Letter as of the date of this Agreement (it being understood that the aggregate commitments of the lenders party to the Debt Commitment Letter prior to such amendment, supplement or modification may be reduced in the amount of such additional party’s commitments). Parent shall promptly provide to the Company true and complete copies of any commitment letter and fee letter (which, in the case of a fee letter, may have Permissible Redacted Terms) associated with a replacement Debt Financing or Alternative Financing as well as any amendment, supplement, modification or waiver of any Debt Commitment Letter or any related fee letter (which, in the case of a fee letter, may have Permissible Redacted Terms), that is permitted hereunder.

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(c)          Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and its and their respective Representatives to use reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole cost and expense (subject to the expense reimbursement provision in the last sentence of this Section 5.14(c)), such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing, including by:

(i)          assisting in preparation for and participating in a reasonable number of investor and lender meetings (including a reasonable and limited number of customary one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Debt Financing), lender due diligence presentations, drafting sessions, road shows and presentations, including sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed, and assisting Parent in obtaining ratings in connection with the Debt Financing;

(ii)         assisting Parent and its Lender Related Parties with the preparation by Parent and the Lender Related Parties of materials for rating agency presentations, lender presentations, high yield road show presentations and offering memoranda, bridge teasers, private placement memoranda, bank information memoranda and similar marketing documents required in connection with the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing, including furnishing records, data or other information necessary to support any statistical information or claims relating to the Company appearing in the aforementioned materials required in connection with the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and its Subsidiaries;

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(iii)        executing and delivering as of (but not prior to) the Closing any pledge and security documents, other definitive financing documents for the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing, or other certificates or documents and back up therefor and for legal opinions as may be reasonably requested by Parent (including, solely to the extent such Person has been appointed as chief financial officer or treasurer (or other comparable officer) of the Borrower (as defined in the Debt Commitment Letter) on the Closing Date, executing and delivering a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower substantially in the form attached as Annex I to Exhibit E to the Debt Commitment Letter certifying the solvency, after giving effect to (x) the transactions contemplated hereby and by the Atlas Purchase Agreement or (y) in the case of a Pisces Only Execution or a Joint (Atlas Deferred) Execution, after giving effect to the transactions contemplated hereby but not by the Atlas Purchase Agreement, of the Borrower and its subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral; provided, that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing (other than the execution of (1) the authorization letters set forth in Section 5.14(c)(vii) below and (2) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 5.14(c)(x) below), (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing (other than the execution of (1) the authorization letters set forth in Section 5.14(c)(vii) below and (2) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 5.14(c)(x) below) and (C) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date);

(iv)        providing Parent and the Lender Related Parties promptly, and in any event no later than three (3) Business Days prior to Closing, with all documentation and other information about the Company and its Subsidiaries as is reasonably required and which any lender, provider or arranger of any Debt Financing or trustee for the high-yield bonds has reasonably requested in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case to the extent requested at least 10 Business Days in advance of the Closing;

(v)         at the request of Parent, arranging for delivery of customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination in full on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid, satisfied and discharged on the Closing Date (and excluding, for the avoidance of doubt, the Company Notes, which may be redeemed in accordance with Section 5.14(c)(vi) below, and that comprising the Debt Financing) (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company’s Subsidiaries to complete such prepayment prior to the occurrence of the Closing);

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(vi)        taking all actions necessary, or reasonably requested by Parent, in accordance with the terms of the Indenture, including, at the option of Parent, (i) taking all actions necessary in connection with the satisfaction and discharge of the Company Notes (contingent upon the occurrence of the Closing) on the Closing Date and/or (ii) taking all actions necessary in connection with an optional redemption (contingent upon the occurrence of the Closing) of the Company Notes with such redemption being effective on, or at Parent’s option, following the Closing Date, and taking any other actions reasonably requested by Parent to facilitate (contingent upon the occurrence of the Closing) the satisfaction and discharge and/or redemption of the Company Notes pursuant to the applicable provisions of the Indenture, and Parent will provide (or cause to be provided) on the Closing Date funds in an amount equal to the amount necessary for the Company to redeem the Company Notes; provided, however, that nothing in this Section 5.14(c)(vi) shall obligate the Company to fund or set aside funds for the redemption, discharge or other satisfaction of the Company Notes or to take any action that is not at the expense of Parent;

(vii)       providing customary authorization letters to the Lender Related Parties contemplated by the Debt Commitment Letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors (including customary 10b-5 and material non-public information representations relating to the Company and its Subsidiaries);

(viii)      furnishing Parent and its Lender Related Parties as promptly as practicable with the Pisces Required Information; provided that no such Pisces Required Information constituting material non-public information may be publicly disclosed until filed by the Company with the SEC or otherwise publicly disclosed by the Company; provided, further, that at the reasonable request of Parent, subject to the prior written consent of the Company acting in good faith, the Company shall disclose certain material non-public information (by (x) filing a Form 8-K with the SEC and (y) posting such information on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means) identified by Parent relating to the Company for purposes of permitting such information to be included in marketing materials or memoranda for the Debt Financing or any high yield bonds being issued in lieu of all or a portion of the Debt Financing to be provided to potential investors who do not wish to receive material non-public information with respect to the Company and its Subsidiaries;

(ix)         cooperating with Parent and Parent’s efforts to obtain customary corporate and facilities ratings (but no specific rating), consents, landlord waivers and estoppels, non-disturbance agreements as reasonably requested by Parent;

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(x)          causing KPMG LLP (or any successor auditor) to furnish to Parent and the Lender Related Parties, consistent with customary practice, (A) consents for use of their audit reports in any materials relating to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing and (B) customary comfort letters with respect to financial information relating to the Company that the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) are prepared to deliver upon “pricing” of any high-yield bonds being issued in lieu of all or a portion of the Debt Financing and causing KPMG LLP (or any successor auditor) to deliver such comfort letters upon the “pricing” of any such high-yield bonds, in each case, as reasonably requested by Parent and its Lender Related Parties;

(xi)         taking all actions reasonably necessary to (A) permit the Lender Related Parties to evaluate the Company’s current assets, properties, rights, inventory, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such agreements and arrangements will only be effective upon Closing;

(xii)        subject to the restrictions set forth in Section 5.7, granting the Lender Related Parties on reasonable terms and upon reasonable request, at reasonable times and on reasonable notice, access to the Company’s properties, rights, assets and cash management and accounting systems (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals and surveys);

(xiii)       furnishing Parent and the Lender Related Parties all existing field examinations, collateral audits and asset appraisals and surveys of the Company; and

(xiv)       furnishing the “borrowing base certificate” required to be delivered pursuant to clause (c) of the paragraph titled “Conditions Precedent to Initial Extensions of Credit” in Exhibit D to the Debt Commitment Letter.

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Notwithstanding anything to the contrary herein, all such requested cooperation provided in accordance with this Section 5.14 shall not unreasonably interfere with the normal business or operations of the Company and its Subsidiaries and in no event shall the Company or any of its Subsidiaries be required to (I) bear any expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability, make any other payment, be an issuer or other obligor with respect to the Debt Financing or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time or otherwise not subject to the expense reimbursement provision in the last sentence of this Section 5.14(c) or (II) take any action that could reasonably be expected to result in any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement. In addition, nothing in this Section 5.14 shall require (v) any action that would conflict with or violate the Company Charter Documents or any Law or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Company Material Contract to which the Company or its Subsidiaries is a party, (w) any employee, officer or director of the Company or any of its Subsidiaries incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Debt Financing, (x) the Company or any of its Subsidiaries to provide, and Parent shall be responsible for, (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (other than the information to be provided by the Company pursuant to clause (B)(i) of the definition of “Pisces Required Information”), (2) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to any component of such financing, (4) subsidiary financial statements or other information of the type required by Rule 3-10 or Rule 3-16 of Regulation S-X or Item 402 of Regulation S-K or (5) any financial information in a form not customarily prepared by the Company with respect to such period or any financial information with respect to a year, month or fiscal period that has not yet ended or has ended less than forty-five days prior to the date of such request, except of the type and as would customarily be necessary in connection with private placements of debt securities under Rule 144A of the Securities Act or in private-side marketing or syndication materials for asset back revolving credit facilities, (y) the Company, any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Debt Financing or any documentation related thereto prior to the Effective Time, or (z) the Company, any of its Subsidiaries or their counsel to provide any legal opinion in connection with the Debt Financing (other than any opinions with respect to the optional redemption of the Company Notes delivered prior to the Closing Date pursuant to Section 5.14(c)(vi)). For the avoidance of doubt, none of the Company or any of its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Debt Commitment Letter or the Equity Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution of (1) the authorization letters set forth in Section 5.14(c)(vii) and (2) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 5.14(c)(x)) and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing. Parent (I) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses (including (A) reasonable attorneys’ fees and (B) expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.14 and (II) shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 5.14) and any information used in connection therewith, in each case other than to the extent any of the foregoing arises from (1) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of its Subsidiaries or, in each case, their respective Affiliates and Representatives or (2) historical information provided in writing by the Company or any of its Subsidiaries specifically for use in connection with the Financing containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(d)          The Company hereby consents to the use of its logos solely in connection with the Financing; provided, that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill and will comply with the Company’s usage requirements to the extent made available to Parent prior to the date of this Agreement.

(e)          Parent shall not replace, amend, supplement, modify or waive, or agree to replace, amend, supplement, modify or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Company. Parent shall promptly (and in any event within one (1) Business Day) notify the Company of (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Equity Commitment Letter, or (ii) any refusal by the Sponsor to provide the full financing contemplated by the Equity Commitment Letter.

(f)          Parent hereby acknowledges and agrees that obtaining the Financing, any Alternative Financing or any equity or debt financing relating to the Atlas Purchase Agreement or the transactions contemplated thereby, is not a condition to Parent and Merger Sub’s obligations under this Agreement and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing or any equity or debt financing relating to the Atlas Purchase Agreement or the transactions contemplated thereby. Parent shall not (x) elect a Joint Execution under the Debt Commitment Letter or (y) prior to the completion of the Marketing Period, rescind an Escrow Election under the Debt Commitment Letter, in each case without the prior written consent of the Company.

ARTICLE 6
CONDITIONS

Section 6.1           Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of, on or prior to the Closing, of the following conditions:

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(a)          The Company Required Vote shall have been obtained and, if obtained by Written Consent, twenty (20) calendar days shall have elapsed since the Company mailed to the Company’s stockholders the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act;

(b)          Any waiting period (and any extensions thereof) under the HSR Act shall have expired, or been terminated or obtained, as applicable; and

(c)          No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition entered or made after the date hereof, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

Section 6.2           Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a)          The representations of and warranties of Parent set forth in Article 3 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b)          Each of Parent and Merger Sub shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Closing; and

(c)          The Company shall have received a certificate executed by a duly authorized officer of Parent certifying that the conditions set forth in clauses (a) and (b) of this Section 6.2 are duly satisfied as of immediately prior to the Closing.

Section 6.3           Additional Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a)          (i) each of the Company’s representations or warranties set forth in Section 2.3(a), Section 2.3(d), the first sentence of Section 2.4(b), Section 2.6(a), or Section 2.22 of the Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date) in all respects, (ii) each of the Company’s representations or warranties set forth in Section 2.2 shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date) in all respects (except for de minimis inaccuracies, it being understood that any inaccuracy that would cause the aggregate amount payable under Section 1.7 and Section 1.8 to increase by more than $2,500,000 shall be deemed not to be a de minimus inaccuracy), and (iii) each of the Company’s other representations and warranties set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect;

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(b)          the Company shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)          since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect; and

(d)          Parent shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying on behalf of the Company that the conditions set forth in clauses (a), (b) and (c) of this Section 6.3 are duly satisfied immediately prior to the Closing.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

Section 7.1           Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned as follows:

(a)          by mutual written consent of Parent and the Company at any time prior to the Closing Date; or

(b)          by either the Company or Parent as follows:

(i)           if the Closing shall not have been consummated in accordance with the terms of this Agreement on or before midnight, Eastern Time, on June 29, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the Closing not having been consummated in accordance with the terms of this Agreement prior to the Termination Date; or

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(ii)          if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition entered or made after the date hereof, in each case making the consummation of the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have taken all actions required under this Agreement to resist, lift or resolve such Judgment, Law or other legal restraint and the issuance of such Judgment, legal restraint or prohibition was neither proximately caused by nor resulted from the failure of such party to perform in any material respect any covenant in this Agreement required to be performed by such party; or

(c)          by Parent, if prior to receipt of the Company Required Vote, (i) the Company Board shall have made a Company Adverse Recommendation Change or (ii) the Company shall have entered into, or publicly announced its intention to enter into, a binding written agreement with respect to a Superior Proposal ; or

(d)          by the Company, prior to receipt of the Company Required Vote, in compliance with Section 1.1(a) in order to accept a Superior Proposal and enter into a definitive agreement providing for the implementation of such Superior Proposal, subject to the prior or concurrent payment of the Termination Fee in accordance with Section 7.3(b); or

(e)          by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied and (ii) is incapable of being cured by the Termination Date or, if capable of being cured in such time frame, has not been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from Parent; provided, however, that neither Parent nor Merger Sub shall be entitled to terminate this Agreement pursuant to this Section 7.1(e) if either is then in material breach of any representation, warranty or covenant under this Agreement; or

(f)          by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied and (ii) is incapable of being cured by the Termination Date or, if capable of being cured in such time frame, has not been cured within twenty (20) Business Days following receipt by Parent of written notice of such breach or failure to perform from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f) if it is in material breach of any representation, warranty or covenant under this Agreement; or

(g)          by Parent if the Company shall have failed to secure the Written Consent and deliver the Written Consent to Parent pursuant to Section 5.4(a) within eight (8) hours after the execution of this Agreement; or

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(h)          by the Company if (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at Closing and remain capable of such satisfaction), (ii) the Pisces Marketing Period has concluded, (iii) the Company has irrevocably confirmed by written notice to Parent it is ready, willing and able to consummate the Closing and (iv) Parent and Merger Sub fail to consummate the Merger within two (2) Business Days following the delivery of such notice.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this Section 7.1 pursuant to which such party is terminating this Agreement.

Section 7.2           Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void except for the provisions of (a) the last sentence of Section 5.14(c), (b) this Section 7.2, (c) Section 7.3 (Fees and Expenses) and (d) Article 8 (General Provisions), which shall survive such termination. The Confidentiality Agreement and Limited Guarantee shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with their respective terms.

Section 7.3           Fees and Expenses.

(a)          Except as expressly set forth in this Agreement (including in Section 5.2, Section 5.14 and this Section 7.3), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)          The Company shall pay Parent a termination fee of $45,000,000 (the “Termination Fee”) in the event that this Agreement is terminated:

(i)           by Parent pursuant to Section 7.1(c) and Section 7.1(g);

(ii)          by the Company pursuant to Section 7.1(d);

(iii)         by either Parent or the Company pursuant to Section 7.1(b)(i) at a time at which Parent had the right to terminate this Agreement pursuant to Section 7.1(e) and (A) before the date of such termination, a bona fide written Takeover Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (B) within twelve (12) months after the date of termination, the Company shall have consummated such Takeover Proposal or entered into a definitive agreement for such Takeover Proposal (which Takeover Proposal is ultimately consummated); or

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(iv)        by Parent pursuant to Section 7.1(e) and (A) before the date of such termination, a bona fide written Takeover Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (B) within twelve (12) months after the date of termination, the Company shall have consummated a Takeover Proposal or entered into a definitive agreement for such Takeover Proposal (which Takeover Proposal is ultimately consummated).

For purposes of this Section 7.3(b), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%.”

Any fee due under Section 7.3(b)(i) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 7.3(b)(ii) shall be paid to Parent by wire transfer of same-day funds prior to or concurrently with the termination of this Agreement. Any fee due under Section 7.3(b)(iii) or (iv) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced therein is consummated.

(c)          Parent shall pay the Company a termination fee of $112,500,000 (the “Reverse Termination Fee”) in the event that this Agreement is terminated (i) by the Company pursuant to Section 7.1(f) or Section 7.1(h) or (ii) by the Company or Parent pursuant to Section 7.1(b)(i) at a time at which the Company had the right to terminate this Agreement pursuant to Section 7.1(f) or Section 7.1(h).

Any fee due under Section 7.3(c) shall be paid to the Company by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement.

(d)          The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.

(e)          Notwithstanding anything to the contrary contained in this Agreement and except for the right of Parent to seek an injunction, specific performance or other equitable relief as contemplated by Section 8.9, in the event that the Termination Fee is payable pursuant to Section 7.3(b), Parent’s receipt of (i) the Termination Fee in full and (ii) any amounts due and owing to Parent pursuant to Section 7.3(g), shall be the sole and exclusive remedy of Parent or Merger Sub against the Company and its Affiliates, former, current or future officers, directors, partners, stockholders, optionholders, managers, members, directors, managers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, assigns or Affiliates (collectively, the “Company Related Parties”) for any damages suffered as a result of or related to this Agreement, including the failure of the Merger to be consummated or for any breach or failure to perform under this Agreement or any other Transaction Document, and upon payment of (i) the Termination Fee and (ii) any amounts due and owing to Parent pursuant to Section 7.3(g), neither the Company nor any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and the amount of the Termination Fee is intended to serve as a limit on the maximum aggregate liability of the Company in the event of such a termination. Upon payment of (i) the Termination Fee and (ii) any amounts due and owing to Parent pursuant to Section 7.3(g), (A) neither the Company nor any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents, any Contract in connection herewith or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), (B) none of Parent, Merger Sub or any of their Affiliates shall be entitled to bring or maintain any claim, suit, action or proceeding against the Company or any Company Related Party arising out of or in connection with this Agreement, the other Transaction Documents, any Contract or agreement executed in connection herewith or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (C) Parent and Merger Sub shall cause any claim, suit, action or proceeding pending in connection with this Agreement, any Contract executed in connection herewith or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by Parent or Merger Sub and/or any of their Affiliates against the Company or any Company Related Party, to be dismissed with prejudice promptly. In no event shall Parent or Merger Sub seek on their own behalf or on behalf of any of their Affiliates, directors, officers, employees, partners, managers, members, stockholders, advisors, agents, other representatives, successors or assigns, any damages from, or otherwise bring any suit, action or proceeding against, the Company or any Company Related Party in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, other than a suit, action or proceeding against the Company to recover payment of the Termination Fee to the extent the Termination Fee (and any amounts due and owing to Parent or Merger Sub pursuant to Section 7.3(g)) is not paid when due pursuant to this Agreement or for specific performance, injunction or other equitable remedy in accordance with Section 8.9.

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(f)          Notwithstanding anything to the contrary contained in this Agreement and except for the right of the Company to seek an injunction, specific performance or other equitable relief as contemplated by Section 8.9, in the event that the Reverse Termination Fee is payable pursuant to Section 7.3(c) the Company’s receipt of (i) the Reverse Termination Fee in full, (ii) any amounts due and owing pursuant to the last sentence of Section 5.14(c) and (iii) any amounts due and owing to the Company pursuant to Section 7.3(g), shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, Sponsor and their respective Affiliates, any debt financing sources (including any Lender Related Party) and former, current and future general or limited partners, directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and assigns (collectively, but excluding Parent, the “Parent Related Parties”) for any damages suffered as a result of or related to this Agreement, including the failure of the Merger to be consummated or for any breach or failure to perform under this Agreement or any other Transaction Document, and upon payment of (i) the Reverse Termination Fee, (ii) any amounts due and owing pursuant to the last sentence of Section 5.14(c) and (iii) any amounts due and owing to the Company pursuant to Section 7.3(g), neither Parent nor any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents, the Debt Commitment Letter, the Equity Commitment Letter or the transactions contemplated hereby or thereby and the amount of the Reverse Termination Fee is intended to serve as a limit on the maximum aggregate liability of Parent and the Parent Related Parties in the event of such a termination. Upon payment of (i) the Reverse Termination Fee, (ii) any amounts due and owing pursuant to the last sentence of Section 5.14(c) and (iii) any amounts due and owing to the Company pursuant to Section 7.3(g), (A) neither Parent nor any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents, any Contract in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letter)) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), (B) none of the Company or any of its Affiliates shall be entitled to bring or maintain any claim, suit, action or proceeding against Parent or any Parent Related Party arising out of or in connection with this Agreement, the other Transaction Documents, any Contract or agreement executed in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letter)) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (C) the Company shall cause any claim, suit, action or proceeding pending in connection with this Agreement, any Contract executed in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letter)) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by the Company and/or any of its Affiliates against Parent or any Parent Related Party, to be dismissed with prejudice promptly. In no event shall the Company seek on its own behalf or on behalf of any of its Affiliates, directors, officers, employees, partners, managers, members, stockholders, advisors, agents, other representatives, successors or assigns, any damages from, or otherwise bring any suit, action or proceeding against, Parent or any Parent Related Party in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including any suit, action or proceeding relating to the Debt Financing or the Debt Commitment Letter), other than a suit, action or proceeding against Parent or Sponsor under the Limited Guarantee to recover payment of the Reverse Termination Fee (and any amounts due and owing to the Company pursuant to Section 7.3(g)) to the extent the Reverse Termination Fee is not paid when due pursuant to this Agreement, any amounts due and owing pursuant to the last sentence of Section 5.14(c) or for specific performance, injunction or other equitable remedy in accordance with Section 8.9.

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(g)          If the Company fails to promptly pay the Termination Fee when due pursuant to Section 7.3(b) or Parent fails to promptly pay the Reverse Termination Fee when due pursuant to Section 7.3(c), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount due pursuant to Section 7.3(b) or a final and non-appealable judgment against Parent for the amount set forth in Section 7.3(c), the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. Any amount payable pursuant to this Section 7.3(g) shall be paid by the applicable party by wire transfer of same-day funds prior to or on the date such payment is required to be made pursuant to such final and non-appealable judgment.

Section 7.4           Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following the delivery of the Written Consent, there shall not be any amendment of this Agreement that by Law requires further approval by the stockholders of the Company without such further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything else to the contrary herein, the provisions set forth in Section 7.3, this Section 7.4, Section 8.4, Section 8.6 and Section 8.11 in each case may not be amended, modified or altered in any manner adverse to the Lender Related Parties in any material respect without the prior written consent of the Committed Lenders.

Section 7.5           Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1           Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein which by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article 8.

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Section 8.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or email, in each case to the intended recipient as set forth below:

if to the Company:

Ply Gem Holdings, Inc.
5020 Weston Parkway, Suite 400

Cary, North Carolina 27513
Attention: Tim Johnson
Email: tim.johnson@plygem.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel J. Deckelbaum and Carl L. Reisner
Facsimile: (212) 757-3990
Email: ajdeckelbaum@paulweiss.com and creisner@paulweiss.com if to Parent or Merger Sub:

Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attn: Nathan K. Sleeper; J.L. Zrebiec
Email: nsleeper@cdr-inc.com; jzrebiec@cdr-inc.com

with copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Paul S. Bird
Email: psbird@debevoise.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

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Section 8.3           Interpretations. When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section or Annex to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, each as amended and now and hereafter in effect, unless the context requires otherwise. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.4           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive Law of any other jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and, if the Court of Chancery of the State of Delaware denies jurisdiction, then the state courts or the Federal courts located in New York County, New York (each party hereby agreeing not to challenge the jurisdiction of any such courts or appropriateness of such jurisdiction or venue), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.2 or in such other manner as may be permitted by applicable Law. Nothing in this Section 8.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

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(b)          Notwithstanding Section 8.4(a), each party to this Agreement acknowledges and irrevocably agrees (i) that any action or proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties arising out of or relating to this Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court), and any appellate court from any thereof, (ii) that any action or proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court, (iv) that the provisions of Section 8.4 shall apply to any such action or proceeding and (v) that the Lender Related Parties are express third-party beneficiaries of this Section 8.4(b).

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY SUCH LEGAL ACTION INVOLVING ANY LENDER RELATED PARTY UNDER THE DEBT FINANCING) OR THE LEGAL ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

Section 8.5           Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts (including by facsimile or.pdf) and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or .pdf transmission.

Section 8.6           Assignment; No Third Party Beneficiaries.

(a)          This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

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(b)          Except as to the Lender Related Parties with respect to Section 7.3(f), Section 7.4, Section 8.4(b), Section 8.4(c), Section 8.6 and Section 8.11, as to the Company Related Parties with respect to Section 7.3(e), as to the Parent Related Parties with respect to Section 7.3(f),as to CI Capital Partners LLC and Clayton, Dubilier & Rice, LLC with respect to Section 5.3 and as to ITR Holdco, L.P. with respect to Section 5.11, nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. Notwithstanding the foregoing, (i) the provisions of Article 1 relating to the payment of the Merger Consideration shall be enforceable by the holders of Company Common Stock and the Company Equity Awards, as applicable, immediately prior to the Effective Time and (ii) the Indemnified Parties shall be third party beneficiaries of, and entitled to enforce, Section 5.9.

Section 8.7           Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 8.8           Entire Agreement. This Agreement, the Company Disclosure Letter, the Exhibits hereto, the documents and instruments referred to herein that are to be delivered at Closing and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

Section 8.9           Specific Performance; Remedies.

(a)          The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that, subject to Section 8.9(b), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware and, if the Court of Chancery of the State of Delaware denies jurisdiction, then the state courts or the Federal courts located in New York County, New York (each party hereby agreeing not to challenge the jurisdiction of any such courts or appropriateness of such jurisdiction or venue), and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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(b)          Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Parent has an obligation to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and the Company shall be entitled to specific performance to enforce the terms of the Equity Commitment Letter against Parent and to cause the Equity Financing to be funded and to cause Parent to effect the Closing in accordance with Section 1.2, in each case, only if (w) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived by Parent (other than those conditions that by their terms or nature are to be satisfied at the Closing and remain capable of satisfaction), (x) the Debt Financing has been or would be funded at the Closing assuming the Equity Financing is funded, (y) the Company has confirmed in writing that if specific performance is granted and the Financing is funded, then it is ready, willing and able to take the actions within its control that are required of it by this Agreement to consummate the Closing, and (z) Parent fails to consummate the Closing on or prior to the later of the date the Closing should have occurred pursuant to Section 1.2 and two (2) Business Days following the delivery of such Company confirmation.

(c)          Parent acknowledges and agrees that the Company may pursue both a grant of specific performance under this Section 8.9 and the payment of the Reverse Termination Fee pursuant to Section 7.3(c); provided that in no event shall the Company be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Reverse Termination Fee payable pursuant to Section 7.3(c) or any portion thereof.

(d)          The Company acknowledges and agrees that Parent may pursue both a grant of specific performance under this Section 8.9 and the payment of the Termination Fee pursuant to Section 7.3(b); provided that in no event shall Parent be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Termination Fee payable pursuant to Section 7.3(b) or any portion thereof.

Section 8.10         Disclosure Letter. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably expected to result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

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Section 8.11         Non-Recourse. Each party agrees, on behalf of itself and its Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (A) this Agreement, any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance of this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the Merger or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable other Transaction Document and, in accordance with, and subject to the terms and conditions of this Agreement or the applicable other Transaction Document, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other person, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D). Notwithstanding anything to the contrary herein or otherwise, no Lender Related Party shall have any liability or obligation in connection with or related in any manner to the aforementioned to any person that is not a party to the Debt Financing or the Debt Commitment Letter. Notwithstanding anything to the contrary herein or otherwise, no Company Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.

* * * * *

[End of text—the next page is the signature page]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

PLY GEM HOLDINGS, INC.

By:	/s/ Gary E. Robinette
Name: Gary E. Robinette
Title: President, Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

PISCES MIDCO, INC.

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

PISCES MERGER SUB, INC.

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

Annex A

Definitions

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that with respect to each of the Parent and Merger Sub, the term “Affiliate” shall not be deemed to include any portfolio company of any fund managed by Clayton, Dubilier & Rice, LLC, other than with respect to Section 3.7, Section 7.3(e) and Section 7.3(f).

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Atlas Marketing Period” has the meaning given to such term in the Atlas Purchase Agreement.

“Atlas Purchase Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among Atrium Corporation, Parent, CD&R Atlas Merger Sub, Inc. and, solely in its capacity as Representative thereunder, Atrium Intermediate Holdings, LLC, a copy of which has been delivered to the Company.

“Board of Directors” means, with respect to any entity, the board of directors of such entity.

“Business Day” means any day except a Saturday, a Sunday, a federal holiday, any other day on which commercial banks are required or authorized to close in New York, New York, and any other day on which the office of the Secretary of State of the State of Delaware is closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letter.

“Company Equity Awards” means the Options, Restricted Stock, Restricted Stock Units and Performance Units.

A-1

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or development that (i) individually or when taken together, has, or is reasonably likely to have, a material adverse effect on the business, condition, (financial or otherwise), operations, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, or any fact, circumstance, change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect: (A) changes in conditions in the U.S. (or any other countries where the Company or any Company Subsidiary operates) or global economy or capital or financial markets generally, including changes in interest or exchange rates; (B) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of the Company Subsidiaries operates; (C) general market or economic conditions in the residential and commercial construction, manufactured housing or remodeling and renovation industries; (D) the announcement or pendency of this Agreement (including Sponsor’s identity) or the transactions contemplated hereby or the Altas Purchase Agreement or the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees; (E) changes in applicable foreign, federal, state or local Law, statutes, ordinances, decrees, rules, regulations or administrative policies or interpretations thereof; (F) changes in generally accepted accounting principles or the interpretation thereof; (G) any action required to be taken pursuant to this Agreement or at the request or with the consent of Parent or Merger Sub; (H) any failure by the Company to meet any projections, guidance, estimates, forecasts or milestones or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (I) any litigation arising from or relating to the Merger; (J) a decline in the price of the Company Common Stock (it being agreed that the facts and circumstances giving rise to such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (K) any natural disaster (including hurricanes, floods and tornadoes) or other acts of God, acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism), or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism) threatened or underway as of the date of this Agreement; provided, further, that any change, event, occurrence or development arising out of or resulting from any change or event referred to in clause (A), (B), (C), (E), (F) or (K) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company or any Company Subsidiaries, taken as a whole, as compared to any other similarly situated participants that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company Notes” means the 6.50% Senior Notes due 2022, governed by the Indenture.

“Company Required Vote” means the affirmative vote of the holders of at least a majority of the outstanding Shares in favor of the adoption of this Agreement, which may be evidenced by the Written Consent.

A-2

“Compliant” means, with respect to the Pisces Required Information, that such Pisces Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make such Pisces Required Information not misleading in light of the circumstances under which such statement is made (giving effect to all supplements and updates provided thereto).

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation, whether oral or written.

“Environmental Laws” means any national, super-national, regional, federal, foreign, state, provincial or local Law, including regulations, orders, permits, licenses, approvals and ordinances, pertaining to (i) pollution, the environment, natural resources, and the protection of the environment or human health and safety (solely as it relates to exposure to Hazardous Substances) or (ii) the presence of, use, handling, release, recycling, generation, treatment, storage, transportation or disposal of or exposure to or the labeling or registration of Hazardous Substances.

“Escrow Election” has the meaning set forth in the Debt Commitment Letter as of the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hazardous Substances” means any materials, substances, chemicals or wastes that are listed, classified, regulated, or characterized as hazardous, biohazardous, toxic, dangerous, explosive, radioactive, reactive, bioaccumulative, special, or as a pollutant, contaminant or words of similar meaning or effect under Environmental Laws or would otherwise form the basis of liability under such Environmental Laws, including, but not limited to, asbestos, bloodborne pathogens, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, nuclear fuel, bacteria or fungi and medical waste.

“Indenture” means the Indenture, dated as of January 30, 2014, as amended, restated, supplemented or otherwise modified from time to time, by and among Ply Gem Industries, Inc., the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee.

“Joint Execution” has the meaning set forth in the Debt Commitment Letter as of the date hereof.

“Joint (Atlas Deferred) Execution” has the meaning set forth in the Debt Commitment Letter as of the date hereof.

“Knowledge” and similar phrases mean the actual knowledge, after reasonable inquiry, as of the date hereof, of each of (a) in the case of the Company, Gary E. Robinette, Shawn K. Poe, David N. Schmoll, John Wayne, John Buckley and Art Steinhafel and (b) in the case of Parent or Merger Sub, Nathan Sleeper, J.L. Zrebiec and Tyler Young.

A-3

“Lender Related Parties” means Persons (including the Committed Lenders and each agent and arranger) that have committed to provide or arrange or have otherwise entered into agreements in connection with the Debt Financing, any high yield bonds being issued in lieu of any portion of the Debt Financing or any alternative debt financings (including any Alternative Financing) in connection with the transactions contemplated hereby pursuant to the Debt Commitment Letter or any other commitment letter, and any joinder agreements, indentures or credit agreements permitted by this Agreement and entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance in respect of such asset.

“Option” means any option to purchase Shares granted pursuant to any Stock Plan and outstanding immediately before the Effective Time.

“Option Consideration” means, with respect to any Option, an amount equal to the product of (x) the number of Shares issuable under such Option multiplied by (y) the excess, if any, of (i) the Merger Consideration per Share over (ii) the exercise price payable in respect of each Share issuable under such Option.

“Ordinary Course of Business” means the usual, regular and ordinary course of business, consistent in all material respects with past practice.

“Parent Material Adverse Effect” means any change, event, occurrence or development that would reasonably be expected to prevent, or materially delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.

“Performance Unit” means any award granted pursuant to any Stock Plan and outstanding immediately before the Effective Time constituting a right to receive upon settlement a predetermined, specified number of Shares, whether at or following vesting, which vests based, either solely or among other things, on the achievement of one or more performance goals or metrics.

“Permitted Liens” means: (i) Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements; (ii) liens or imperfections of title that have arisen in the Ordinary Course of Business (including mechanics’ and materialmen’s liens) that, in the aggregate, do not materially impair the present or intended use and operation of the assets to which they relate; (iii) Liens disclosed in the Company SEC Reports, Company Financial Statements or any schedules to this Agreement; (iv) with respect to the Leased Real Property, Liens to which the fee or any other superior interest in such Leased Real Property is subject and any liens in favor of the fee owner or other superior interest holder; (v) zoning, building codes, entitlement and other land use and Environmental Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property, (vi) licenses of Intellectual Property rights granted in the Ordinary Course of Business; and (vii) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the U.S. or foreign jurisdictions.

A-4

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Pisces Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement throughout and at the end of which (i) Parent shall have the Pisces Required Information and the Pisces Required Information shall be Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Pisces Required Information and the Pisces Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Pisces Required Information was delivered), in which case the Company shall be deemed to have delivered the Pisces Required Information to Parent on the date specified in that notice (so long as such notice is given within two days of such date) and the Pisces Required Information shall be deemed to be Compliant unless Parent in good faith reasonably believes that the Company has not completed delivery of the Pisces Required Information or the Pisces Required Information is not Compliant and, within three (3) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Pisces Required Information Parent reasonably believes the Company has not delivered, or the reason for which the Pisces Required Information is not Compliant)) and (ii) the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) are satisfied; provided that, (w) March 29, 2018 and March 30, 2018 shall not be considered Business Days for purposes of the Pisces Marketing Period, (x) the Pisces Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the Debt Financing is actually funded (including the funding of any bridge loan in lieu of high yield debt securities) on such earlier date, (y) the Pisces Marketing Period shall not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of such fifteen (15) consecutive Business Day period: (A) the Company has publicly announced its intention to, or determines that it must, restate, or KPMG LLP has determined that it is necessary to restate, any historical financial statements or other financial information included in or that includes the Pisces Required Information, in which case, the Pisces Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Pisces Required Information has been amended and updated, or (B) the financial statements included in the Pisces Required Information become stale under customary practices for offerings and private placements of high-yield debt securities under Rule 144A promulgated under the Securities Act, in which case the Pisces Marketing Period shall not be deemed to commence unless and until the earliest date on which the Company has furnished Parent with updated Pisces Required Information, or (C) KPMG LLP have withdrawn their audit opinion with respect to any of the financial statements contained in or that includes the Pisces Required Information for which they have provided an opinion, in which case the Pisces Marketing Period shall not commence or be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by KPMG LLP or another nationally-recognized independent public accounting firm reasonably acceptable to Parent, or (D) any Pisces Required Information would not be Compliant at any time during such fifteen (15) consecutive Business Day period or otherwise ceases to meet the requirement of “Pisces Required Information”, in which case the Pisces Marketing Period shall not commence or be deemed to commence unless and until such Pisces Required Information is updated or supplemented so that it is Compliant (it being understood that if any Pisces Required Information provided at the commencement of the Pisces Marketing Period ceases to be Compliant during such fifteen (15) consecutive Business Day period, then the Pisces Marketing Period shall be deemed not to have commenced) and (z) the Pisces Marketing Period shall not commence or be deemed to have commenced if the Atlas Marketing Period has not commenced or been deemed to commence pursuant to the terms of the Atlas Purchase Agreement, in which case the Pisces Marketing Period shall not be deemed to commence unless and until the Atlas Marketing Period has commenced or been deemed to commence. Notwithstanding the foregoing, clause (z) of the proviso in the foregoing sentence shall be disregarded (a) between and including March 26, 2018 and April 19, 2018 and after May 10, 2018, (b) if the Atlas Purchase Agreement has been terminated in accordance with its terms, or (c) if a Standalone Election has occurred.

A-5

“Pisces Only Execution” has the meaning set forth in the Debt Commitment Letter as of the date hereof.

“Pisces Required Information” means (A) (x) audited consolidated balance sheets for the two most recently completed fiscal years and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years, in each case, ended at least seventy five (75) days prior to the Closing Date, in each case accompanied by the unqualified reports thereon of KPMG LLP and (y) unaudited consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company and its Subsidiaries for any subsequent fiscal quarter and the portion of the fiscal year through the end of such quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least forty (40) days prior to the Closing Date, and for the comparable period of the prior fiscal year, in the case of each of clauses (x) and (y), prepared in accordance with GAAP and in compliance with Regulation S-X, (B) (i) other financial information relating to the Company and its Subsidiaries reasonably requested and necessary to allow Parent to prepare pro forma financial statements (to the extent such information is reasonably available without undue effort or expense) (which pro forma financial statements to be prepared by Parent may include a pro forma balance sheet as of the most recent date that a balance sheet was delivered pursuant to clause (A) above, a statement of operations for the last fully completed fiscal year for which a statement of operations was delivered pursuant to clause (A) above, a statement of operations for any interim period since the completion of the last fiscal year for which a statement of operations was delivered pursuant to clause (A) above and the comparable period of the prior fiscal year and for the most recently completed four-fiscal quarter period ended at least forty (40) days prior to the Closing Date (or, if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least seventy five (75) days before the Closing Date)) prepared in accordance with GAAP, which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements pursuant to Rule 144A promulgated under the Securities Act, it being understood that nothing will require the Company to provide (or be deemed to require the Company to prepare) any pro forma financial statements, (ii) a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company and (iii) business and other information regarding the Company of the type that would be customary for an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company to be included in such offering memorandum and which, with respect to the interim financial statements, shall have been reviewed by the independent auditors of the Company as provided in AU 722 and (C) the draft comfort letters referred to in Section 5.14(c)(x).

A-6

“Qualifying SEC Report” means (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (as amended) and (b) any Company SEC Report filed on or after the date of filing of such Form 10-K that is filed with the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Representatives” means directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Restricted Stock” means any award of restricted Shares granted pursuant to any Stock Plan and outstanding immediately before the Effective Time.

“Restricted Stock Unit” means any award granted pursuant to any Stock Plan and outstanding immediately before the Effective Time constituting a right to receive upon settlement either, as provided by the applicable award agreement, (i) a specified number of Shares or the cash value thereof or (ii) a fixed amount of cash, in either case whether at or following vesting, other than a Performance Unit.

A-7

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Standalone Election” means the delivery of a notice from Parent to the Lead Arrangers (as defined in the Debt Commitment Letter) pursuant to the Debt Commitment Letter notifying such Lead Arrangers that Parent intends to consummate a “Pisces Only Execution” (as defined in the Debt Commitment Letter) with a copy to the Company.

“Stock Plans” mean the Company’s 2004 Stock Option Plan and the Company’s Long Term Incentive Plan, each as amended from time to time.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to appoint more than 50% of the board of directors or other governing body of such entity.

“Superior Proposal” means any bona fide written Takeover Proposal obtained after the date of this Agreement that the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account (i) the anticipated timing, conditions (including any financing condition of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal and (ii) all the terms (financial and otherwise) of such proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement), would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Shares than the Merger; provided that, for purposes of this definition of “Superior Proposal” only, references to 20% in the definition of Takeover Proposal shall be deemed to be references to 50%.

“Takeover Proposal” shall mean, other than the Merger, any proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent, Merger Sub or any of their Affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) for (i) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of (A) 20% or more of the Company’s consolidated assets, (B) 20% or more of the outstanding Company Common Stock (or securities of the Company convertible into or exchangeable or exercisable for Company Common Stock), (iii) a tender offer or exchange offer or other direct or indirect acquisition that if consummated would result in any “Person” or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 20% or more of the Company Common Stock as of the date of this Agreement, any additional) of the outstanding Company Common Stock (or securities of the Company convertible into or exchangeable or exercisable for Company Common Stock), (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Company Subsidiaries), or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Company Common Stock involved is 20% or more, in each case, other than the Merger.

A-8

“Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated or other tax or similar levy, charge, or assessment, including any interest, penalty or addition thereto.

“Tax Authority” or “Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” means any return, election, report, claim for refund, declaration, statement, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Taxing Authority.

“TRA” means the Tax Receivable Agreement, dated as of May 22, 2013, between the Company and PG ITR Holdco, L.P.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Limited Guarantee, the Equity Commitment Letter, the Debt Commitment Letter and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

A-9